                                                                     Exhibit 2.1

        ================================================================


                          AGREEMENT AND PLAN OF MERGER

                                      among

                      Integrated Data Systems Corporation,

            The Shareholders of Integrated Data Systems Corporation,

                           ManTech Kappa Corporation,

                                       and

                        ManTech International Corporation



                          Dated as of February 24, 2003

        ================================================================

                                TABLE OF CONTENTS

                                                                                       Page(s)
                                                                                       -------
ARTICLE I DEFINITIONS.................................................................       1
             Section 1.1   Definitions................................................       1
             Section 1.2   Construction...............................................       9

ARTICLE II THE MERGER.................................................................      10
             Section 2.1   The Merger.................................................      10
             Section 2.2   Closing....................................................      10
             Section 2.3   Effective Time.............................................      10
             Section 2.4   Articles of Incorporation and Bylaws of the Surviving
                           Corporation................................................      10
             Section 2.5   Directors and Officers.....................................      11
             Section 2.6   Effect of the Merger.......................................      11
             Section 2.7   Consideration for the Merger...............................      11
             Section 2.8   Deliveries at the Closing..................................      12
             Section 2.9   Closing Net Worth Adjustment and Estimated Closing
                           Net Worth Adjustment.......................................      15
             Section 2.10  Post-Closing Adjustment Payment............................      16
             Section 2.11  Earnout Payment(s).........................................      17
             Section 2.12  Section 338(h)(10) Election................................      19
             Section 2.13  Tax Benefit Amount.........................................      20

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
             THE SHAREHOLDERS.........................................................      20
             Section 3.1   Organization and Good Standing.............................      20
             Section 3.2   Corporate and Shareholder Authority; No Violation..........      20
             Section 3.3   Capitalization of the Company..............................      21
             Section 3.4   Ownership of Shares........................................      22
             Section 3.5   Corporate Records..........................................      22
             Section 3.6   Tax Matters................................................      22
             Section 3.7   Employee Benefit Plans.....................................      24
             Section 3.8   Broker's or Finder's Fees..................................      26
             Section 3.9   Financial Statements.......................................      26
             Section 3.10  Accounts Receivable........................................      27
             Section 3.11  Absence of Undisclosed Liabilities.........................      27
             Section 3.12  Existing Condition.........................................      27
             Section 3.13  Title to Properties; Leasehold Interests...................      29
             Section 3.14  Litigation.................................................      29
             Section 3.15  Compliance with Law........................................      29
             Section 3.16  Insurance..................................................      29
             Section 3.17  Contracts and Commitments..................................      30
             Section 3.18  Environmental Matters......................................      31

                                                                                       Page(s)
                                                                                       -------
             Section 3.19  Intellectual Property......................................      31
             Section 3.20  No Third Party Options.....................................      33
             Section 3.21  Governmental Authorizations................................      33
             Section 3.22  Government Contract Regulatory Matters.....................      33
             Section 3.23  Bank Accounts..............................................      35

ARTICLE IV REPRESENTATIONS OF BUYER AND MERGER SUB....................................      36
             Section 4.1   Organization and Good Standing.............................      36
             Section 4.2   Corporate Authority; No Violation..........................      36
             Section 4.3   Compliance with Laws.......................................      37
             Section 4.4   Litigation.................................................      37
             Section 4.5   Finders; Brokers...........................................      37
             Section 4.6   Merger Sub.................................................      37
             Section 4.7   SEC Documents and Other Reports............................      38

ARTICLE V CERTAIN AGREEMENTS..........................................................      38
             Section 5.1   Shareholder Notice.........................................      38
             Section 5.2   Conduct of the Business....................................      38
             Section 5.3   Access to Information......................................      40
             Section 5.4   Efforts; Further Assurances; Permits.......................      41
             Section 5.5   No Solicitation............................................      42
             Section 5.6   Books and Records..........................................      42
             Section 5.7   Governmental Regulatory Approvals and Required
                           Consents...................................................      42
             Section 5.8   Employee Relations and Benefits............................      43
             Section 5.9   Public Announcements.......................................      43
             Section 5.10  Certain Additional Covenants...............................      43

ARTICLE VI CONDITIONS.................................................................      45
             Section 6.1   Conditions Precedent to Obligations of Buyer, Merger
                           Sub and the Company........................................      45
             Section 6.2   Conditions Precedent to Obligation of the Company..........      45
             Section 6.3   Conditions Precedent to Obligation of Buyer and Merger
                           Sub........................................................      46

ARTICLE VII INDEMNIFICATION AND ESCROW ACCOUNTS.......................................      46
             Section 7.1   Indemnification by the Shareholders........................      46
             Section 7.2   Indemnification by Buyer and Merger Sub....................      47
             Section 7.3   Survival of Representations and Warranties; Limitations
                           on Indemnification.........................................      47
             Section 7.4   Escrow Accounts............................................      48
             Section 7.5   Method of Asserting Claims.................................      48
             Section 7.6   Exclusive Remedy...........................................      52

ARTICLE VIII TAX MATTERS .............................................................      52
             Section 8.1   Tax Returns................................................      52

                                                                                       Page(s)
                                                                                       -------
             Section 8.2   Certain Contest Rights.....................................      53
             Section 8.3   Cooperation and Exchange of Information....................      54
             Section 8.4   Refunds....................................................      54
             Section 8.5   Certain Taxes..............................................      55

ARTICLE IX TERMINATION OF AGREEMENT; PAYMENT OF EXPENSES; WAIVER OF
             CONDITIONS...............................................................      55
             Section 9.1   Termination of Agreement...................................      55
             Section 9.2   Payment of Expenses........................................      56

ARTICLE X MISCELLANEOUS...............................................................      56
             Section 10.1  Amendments.................................................      56
             Section 10.2  Governing Law; Submission to Jurisdiction..................      56
             Section 10.3  Notices....................................................      56
             Section 10.4  Assignment and Binding Effect..............................      58
             Section 10.5  Entire Agreement...........................................      58
             Section 10.6  Severability...............................................      58
             Section 10.7  Counterparts...............................................      58
             Section 10.8  Waiver.....................................................      58
             Section 10.9  Headings...................................................      58
             Section 10.10 Specific Performance.......................................      59
             Section 10.11 The Shareholders and the Shareholder Representative........      59

EXHIBITS:
---------
Exhibit A   Company's Disclosure Schedule
Exhibit B   Buyer's Disclosure Schedule
Exhibit C   Form of Articles of Merger
Exhibit D   Written Consent of Shareholders

                  Agreement and Plan of Merger, dated as of February 24, 2003 (hereinafter "Agreement"), by and among INTEGRATED DATA SYSTEMS CORPORATION, a Virginia corporation (the "Company"), the shareholders of the Company ("Shareholders"), MANTECH KAPPA CORPORATION, a newly incorporated Virginia corporation ("Merger Sub"), and MANTECH INTERNATIONAL CORPORATION, a Delaware corporation ("Buyer").

         WHEREAS, the board of directors of each of Buyer, Merger Sub and the Company have: (a) determined that the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the "Merger"), is advisable, fair to, and in the best interests of their respective shareholders; and (b) approved the Merger under and pursuant to the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, the shareholders of Merger Sub and the Company have determined that the Merger is in each of their best interests and desire to enter into this Agreement under and pursuant to the terms and subject to the conditions set forth herein and have voted their shares to approve the Merger.

         NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 Definitions. The following terms shall have the indicated meaning when used in this Agreement:

         "Accounting Principles" shall have the meaning ascribed to such term in
Section 2.9(a).

         "Actual Net Worth Adjustment" shall have the meaning ascribed to such term in Section 2.10(a).

         "Adjustment in Favor of Buyer" shall have the meaning ascribed to such term in Section 2.10(a).

         "Adjustment in Favor of Shareholders" shall have the meaning ascribed to such term in Section 2.10(a).

         "Affiliate" shall mean with respect to any Person, any other Person that is directly or indirectly controlling, controlled by or under common control with such Person or entity or any of its subsidiaries, and the term "control" (including the terms "controlled by" and "under common control with") means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

         "Aggregate Merger Consideration" shall have the meaning accorded to such term in Section 2.7(a).

         "Articles of Merger" shall mean that certain Articles of Merger substantially in the form of Exhibit C.

         "Ancillary Agreements" shall mean the forms and agreements attached hereto as Exhibits A, C, and D respectively.

         "Asserted Tax Claim" shall have the meaning accorded to such term in
Section 8.2(a).

         "Authorizations" shall mean all licenses, certificates, permits, franchises, or other authorizations granted to the Company by Governmental Entities that are used in or relate to the conduct of the business of the Company, including those that are listed on Section 3.2(b) of the Company Disclosure Schedule.

         "Benefit Plan" shall mean each written pension, profit-sharing, thrift, savings or other retirement, bonus, deferred compensation, incentive compensation, employee stock ownership, stock purchase, stock option, stock bonus, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, supplemental unemployment benefit, fringe benefit, sick pay, or vacation pay or similar plan, program, agreement, or arrangement maintained for the benefit of current or former employees, directors or consultants of the Company or with respect to which the Company makes or has any obligation to make contributions.

         "Bonus Retention Escrow Agent" shall mean Branch Banking & Trust.

         "Bonus Retention Escrow Amount" shall mean an amount equal to One Million Five-Hundred Thousand dollars ($1,500,000).

         "Bonus Retention Escrow Termination Date" shall be August 31, 2004.

         "Books and Records" shall mean all of the Company's customer or subscriber lists and records, accounts and billing records, detailed property records, equipment records, plans, blueprints, specifications, designs, drawings, surveys, engineering reports, and personnel records (where applicable) and all other documents, computer data and records owned or controlled by the Company relating to the Company.

         "Business" means the business of Integrated Data Systems Corporation as currently conducted by the Company or as currently contemplated by it to be conducted.

         "Business Day" shall mean any day other than a Saturday, Sunday or federal holiday.

         "Buyer" shall have the meaning ascribed to such term in the recitals above.

         "Buyer Adjustment Notice" shall have the meaning ascribed to such term in Section 2.10(a).

         "Buyer's Disclosure Schedule" shall mean the contents of Exhibit B.

         "Buyer SEC Documents" shall have the meaning ascribed to such term in
Section 4.7.

         "Certificate(s)" shall have the meaning ascribed to such term in
Section 2.6(c).

         "Closing" shall have the meaning ascribed to such term in Section 2.2.

         "Closing Date" shall have the meaning ascribed to such term in Section 2.2.

         "Closing Date Balance Sheet" shall have the meaning ascribed to such term in Section 2.9(b).

         "Closing Merger Consideration" shall have the meaning accorded to such term in Section 2.7(e).

         "Closing Net Worth" shall have the meaning ascribed to such term in
Section 2.9(b).

         "Closing Net Worth Adjustment" shall have the meaning ascribed to such term in Section 2.9(a).

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

         "Company Balance Sheet" shall mean the proforma balance sheet of the Company as of the Company Balance Sheet Date.

         "Company Balance Sheet Date" shall mean December 31, 2002.

         "Company Common Stock" shall mean the common stock of the Company.

         "Company Debt" shall mean any and all notes payable to Shareholder(s) or lines of credit entered into and held by the Company.

         "Company Intellectual Property" shall have the meaning ascribed to such term in Section 3.19(a).

         "Company's Disclosure Schedule" shall mean the contents of Exhibit A.

         "Current Government Contracts" shall have the meaning ascribed to such term in Section 3.22(a).

         "Deductible Amount" shall have the meaning ascribed to such term in
Section 7.3(b).

         "Draft Form 8023 Schedule" shall have the meaning ascribed to such term in Section 2.12(b).

         "Earnout Payment(s)" shall have the meaning ascribed to such term in
Section 2.11(a).

         "Earnout Payment Buyer Determination" shall have the meaning ascribed to such term in Section 2.11(a).

         "Earnout Payment Final Payment" shall have the meaning ascribed to such term in Section 2.11(e).

         "Earnout Payment Referee" shall have the meaning ascribed to such term in Section 2.11(c).

         "Earnout Payment Shareholder Objection Notice" shall have the meaning ascribed to such term in Section 2.11(b).

         "EBITDA" shall mean the Surviving Corporation's earnings before interest, tax and other income plus the sum of depreciation and amortization expense (including any write-downs of intangible assets) after adding back any allocations of any costs or expenses of Buyer to Surviving Corporation, including without limitation, any allocations for home office, general and administrative and overhead expenses. Notwithstanding the foregoing, allocations of costs and expenses of Buyer added back to Surviving Corporation shall not include any such allocations the Buyer and Shareholder Representative mutually agree are similar costs and expenses that the Company would have otherwise incurred. The Merger Parties agree that any expense associated with establishing the Retention Agreements shall be taken by the Company prior to Closing.

         "Effective Time" shall have the meaning ascribed to such term in
Section 2.3.

         "Environmental Laws" means all United States federal, state and local laws, statutes, ordinances, and codes which address or are otherwise concerned with, environmental issues, and all regulations, rules, standards, orders and directives of all properly constituted governmental authorities (charged with the responsibility of implementing or enforcing such laws, statutes, ordinances and codes) relating to (a) "Releases" (as defined in 42 U.S.C. sec. 9601(22)) or threatened Releases of Hazardous Material (as defined below) into the environment, (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material, (c) the health or safety of employees in the workplace, (d) protecting or restoring natural resources or (e) the environment.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean any person, firm or entity (whether or not incorporated) which, by reason of its relationship with the Company, is required to be aggregated with the Company under Sections 414(b), (c) or (m) of the Code.

         "Escrow Account(s)" shall mean the Indemnification Escrow Account and the Retention Bonus Escrow Account maintained by the Escrow Agent pursuant to the terms hereof.

         "Escrow Agent" shall mean Allfirst Trust Company National Association, a national association with trust powers.

         "Estimated Net Worth Adjustment" shall have the meaning ascribed to such term in Section 2.9(a).

         "Form 8023 Schedule" shall have the meaning ascribed to such term in
Section 2.12(a).

         "Forms 8023" shall have the meaning ascribed to such term in Section 2.12(a).

         "GAAP" shall mean United States generally accepted accounting principles.

         "Government Contract" shall mean any prime contract with the United States government or any other Governmental Entity and any subcontract with a prime contractor or higher-tier subcontractor under a prime contract with the United States government or any other Governmental Entity, in each case, to which the Company is a party.

         "Government Contract Bids" shall have the meaning ascribed to such term in Section 3.22(a).

         "Governmental Entity" shall mean any public body or authority, including courts of competent jurisdiction, domestic or foreign.

         "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste which is regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (i) Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. ("CERCLA"); (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (iii) the U.S. Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the U.S. Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (v) the U.S. Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes or (vii) any applicable state or local statute, ordinance, rule, or Regulation that has a scope or purpose similar to those statutes identified above.

         "Indemnification Escrow Amount" shall mean an amount equal to ten percent (10%) of the amount each Shareholder received from the Initial Purchase Price.

         "Indemnification Escrow Funds" shall mean the funds that are held by the Escrow Agent in the Indemnification Escrow Account.

         "Indemnification Escrow Termination Date" shall be the date that falls on the fifteenth (15/th/) month following the Closing Date.

         "Indemnification Referee" shall have the meaning ascribed to such term in Section 7.5(c)(ii).

         "Indemnified Losses" shall have the meaning ascribed to such term in
Section 7.3(b).

         "Initial Purchase Price" shall have the meaning ascribed to such term in 2.7(b).

         "Intellectual Property" shall mean (a) letters patent, patents, patent applications, patent licenses, and all claims with regard thereto; (b) software licenses and know-how licenses, source codes, passwords, trade names, trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications; (c) interests in inventions, processes and trade secrets, whether reduced to practice or not, on which no application for letters patent has been filed but as to which the Company has a right or option to obtain an assignment or license by reason of an existing contract with or employment of the inventor; (d) methods or processes, designs, technical data, product development data, research data, know-how, market reports, consumer investigations, product surveys, distribution methods customer lists, trade secrets, notebooks and other industrial property rights, whether or not secret and whether or not reduced to writing; and (e) all other factual and proprietary information, whether or not secret and whether or not reduced to writing, including all invention disclosures, data, analytic methods, acceptance or rejection criteria, whether or not capable of precise separate description, but which in any event alone or when accumulated give to the one acquiring it an ability to study, test, produce or market something which one otherwise would not have known to study, test, produce or market in the same way.

         "IRS" shall mean the Internal Revenue Service or its successor.

         "Knowledge of the Company," "Company's Knowledge" or words of similar import shall mean the actual knowledge that any current director of the Company, Robert A. Coleman, Miriam E. Moore, Paul R. Thorson, Jocelyn K. Pearson, Joseph
R. Fox, Robert F. Watts or Michael D. Kushin has or would have reason to have if he or she had performed his or her services and duties in the ordinary course on behalf of the Company in a reasonably diligent manner, but without additional investigation or inquiry beyond that required for the discharge of his or her duties in the ordinary course in a reasonably diligent manner.

         "Law(s)" means, with respect to any Person, any federal, state, local or other statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any governmental authority (including Environmental Laws) existing as of the date of this Agreement or as of the Closing Date applicable to such Person or any of such Person's property, assets, officers, directors, employees, consultants or agents.

         "Liabilities" means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other.

         "Licensed Intellectual Property" shall have the meaning ascribed to such term in Section 3.19(d).

         "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, collateral sales contract, security interest or encumbrance of any kind.

         "Listed Contract" shall have the meaning ascribed to such term in
Section 3.17(b).

         "Losses" shall have the meaning ascribed to such term in Section 7.1.

         "Material Adverse Effect" means, when used with respect to any Person, any event, change or effect which is materially adverse to the financial condition, operations, business as currently conducted, assets, liabilities, or results of operations of such Person, taken as a whole, but shall not include any events, effects or changes that (a) are generally applicable in the United States economy, the industry in which the referenced Person operates, or the United States securities markets (provided that such events, effects or changes do not affect such Person in a disproportionate manner) or (b) arise from or are related to the announcement or pendency of the transactions contemplated hereby.

         "Merger" shall have the meaning ascribed to such term in the recitals above.

         "Merger Parties" shall mean, individually and collectively, the Company, the Shareholders, Merger Sub and Buyer.

         "Merger Sub Common Stock" shall have the meaning ascribed to such term in Section 2.6(d).

         "Multiemployer Plan" shall mean a "multiemployer plan", as defined in
Section 3(37) of ERISA.

         "Officer's Certificate" shall have the meaning ascribed to such term in
Section 7.5(a).

         "Per Share Closing Merger Consideration" shall have the meaning ascribed to such term in Section 2.7(f).

         "Permitted Lien(s)" shall mean (a) statutory Liens for Taxes and water and sewer charges not yet delinquent or Liens arising out of Taxes or general or special assessments not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings; (b) those Liens disclosed in Section 3.13 of the Company's Disclosure Schedule; (c) statutory Liens of carriers, warehousemen, mechanics, materialmen and the like arising in the ordinary course of business for obligations not yet due and that could not reasonably be expected to have a Material Adverse Effect on the Company; (d) easements, restrictive covenants, rights of way and other similar restrictions that could not reasonably be expected to have a Material Adverse Effect on the Company; (e) landlord's Liens;
(f) imperfections of title and Liens that could not reasonably be expected to have a Material Adverse Effect on the Company or that are reserved against in the Company Balance Sheet; (g) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations; (h) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith and levy and execution thereon have been stayed and continue to be stayed; and (i) zoning, building and other similar restrictions imposed by any laws that could not reasonably be expected to have a Material Adverse Effect on the Company.

         "Person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Pro Forma Closing Net Worth" shall have the meaning ascribed to such term in Section 2.9(a).

         "Proposed Settlement" shall have the meaning accorded to such term in
Section 8.2(b).

         "Purchase Price Adjustment Final Payment" shall have the meaning ascribed to such term in Section 2.10(d).

         "Purchase Price Adjustment Referee" shall have the meaning ascribed to such term in Section 2.10(c).

         "Real Property" shall mean all real property and interests in real property (including those certain easements, privileges, right-of-way agreements, surface use rights, servitudes, and other real property interests necessary for access to or which are ancillary or appurtenant to the use and enjoyment of such real property and the operation of the business of the Company).

         "Regulatory Approvals" shall have the meaning ascribed to such term in
Section 5.8.

         "Retention Agreements" shall have the meaning ascribed to such term in
Section 5.11(b).

         "Required Consents" shall have the meaning ascribed to such term in
Section 3.2(b).

         "Section 338 Election" shall have the meaning ascribed to such term in
Section 2.12(a).

          "Shareholder Purchase Price Adjustment Objection Notice" shall have the meaning ascribed to such term in Section 2.10(b).

         "Shareholder Representative" shall mean (a) Robert A. Coleman, and (b) in the event of the death or disability of Robert A. Coleman, a Person designated by the Shareholders holding a majority in interest of the Indemnification Escrow Account.

         "Shareholder(s)" shall mean the holders of the Company Common Stock immediately prior to the Effective Time representing 100% ownership of the Company.

         "Surviving Corporation" shall have the meaning ascribed to such term in
Section 2.1.

         "Surviving Corporation Common Stock" shall have the meaning ascribed to such term in Section 2.6(d).

         "Tax Benefit Amount" shall be the product obtained by multiplying (i) the aggregate amount of any payments made to employees (present or former) of the Surviving Corporation from the Bonus Retention Escrow Amount (including any payments of withholding Taxes made on behalf of or with respect to such employees) during a calendar year by (ii) forty percent (40%); less any taxes paid by Surviving Corporation on any amounts earned on the Bonus Retention Escrow Amount, or portion thereof, in the Bonus Retention Escrow Account.

         "Tax Claim Notice" shall have the meaning accorded to such term in
Section 8.2(a).

         "Tax Returns" shall mean all returns, declarations, reports, claims for refund, statements and other documents required or permitted to be filed with any Governmental Entity in respect of any Tax (including payroll tax remittances and payroll tax returns, but not including the Shareholders' personal returns, declarations, reports, claims for refund, statements and other documents) and "Tax Return" shall mean one of the foregoing Tax Returns.

         "Taxes" shall mean all taxes, charges, fees, levies, imposts, withholdings or other assessments, domestic or foreign, including, without limitation all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, social security (or similar), unemployment, disability, registration, value added, alternative or add-on minimum, real property, personal property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

         "Termination Date" shall have the meaning accorded such term in Section 9.1.

         "Transaction Fees" shall have the meaning accorded such term in Section 2.7(e).

         "Transferred Employees" shall have the meaning ascribed to such term in
Section 5.9.

         "Voluntary Termination Date" shall mean March 15, 2003, or such other date as may be from time to time agreed by Buyer and the Company.

         "VSCA" shall mean the Virginia Stock Corporation Act, as amended.

         "Welfare Plan" shall mean any "employee welfare benefit plan" as such term is defined in Section 3(l) of ERISA.

         Section 1.2     Construction.

                   (a) This Agreement is to be deemed to have been prepared jointly by the parties hereto after arm's length negotiations, and any uncertainty or ambiguity existing with respect to a provision herein shall not be interpreted against the party drafting such provision solely by reason of such party drafting such provision.

                   (b) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto and all attachments thereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, (v) "dollars" or "$" shall refer to United States dollars, and (vi) provisions shall apply, when appropriate, to successive events and transactions.

                                   ARTICLE II

                                   THE MERGER

         Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the VSCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the Company, as existing on and after the Effective Time, being hereinafter sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the Commonwealth of Virginia.

         Section 2.2 Closing. The closing of the Merger (the "Closing") shall take place at 11:00 a.m. (Washington, D.C. time) on February 28, 2003, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VI, at the Tysons office of Venable, Baetjer and Howard, LLP, unless another date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the "Closing Date").

         Section 2.3 Effective Time. Concurrently with the Closing, the parties hereto shall cause the Articles of Merger to be filed with the State Corporation Commission of Virginia in accordance with the VSCA. The time the Merger becomes effective in accordance with applicable law, which shall be the date and time at which the Articles of Merger have been duly filed with the State Corporation Commission of Virginia or at such other date and time as is agreed between the parties and specified in the Articles of Merger, is referred to herein as the "Effective Time".

         Section 2.4 Articles of Incorporation and Bylaws of the Surviving Corporation. The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law; provided, however, the articles of incorporation shall be amended by virtue of the Merger to provide that the name of the Surviving Corporation from and after the Effective Time shall be ManTech Integrated Data Systems Corporation.

               (b) Unless otherwise determined by Buyer, the bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     Section 2.5 Directors and Officers. All the directors of the Company immediately prior to the Effective Time shall resign effective as of the Effective Time and Buyer, as sole shareholder of the Surviving corporation, shall appoint new directors effective as of the Effective Time. The officers of the Company immediately prior to the Effective Time shall continue to hold their certain office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     Section 2.6 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective
Time:

          (a) all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation;

          (b) each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time, if any, shall automatically be cancelled and retired and shall cease to exist, and no cash, stock or other property shall be delivered in exchange therefor;

          (c) all shares of Company Common Stock shall automatically be cancelled and shall cease to exist. Each holder of a validly issued and non-assessable stock certificate of the Company ("Certificate") shall cease to have any rights with respect thereto, except the right to receive the proper portion of Aggregate Merger Consideration, upon surrender of such Certificate pursuant to Section 2.8(b)(iii), without interest. The Aggregate Merger Consideration paid or payable in respect of the surrender of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates. If after the Effective Time, Certificates are presented to Buyer or the Surviving Corporation, they shall be cancelled and exchanged for the proper portion of the Aggregate Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in Section 2.8(b)(iii); and

          (d) each share of common stock, par value $.01 per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"). Each stock certificate of Merger Sub evidencing ownership of any such shares of Merger Sub Common Stock shall, as of the Effective Time, evidence ownership of such shares of Surviving Corporation Common Stock.

     Section 2.7 Consideration for the Merger.

          (a) Aggregate Merger Consideration. Subject to the terms and conditions of this Agreement, Buyer agrees to pay or cause to be paid to, or on behalf of, the Shareholders an aggregate amount (the "Aggregate Merger Consideration") equal to the Initial Purchase Price

(as defined below); the Earnout Payments pursuant to Section 2.11 herein, if any; and (iii) the Tax Benefit Amount, if any.

               (b) Initial Purchase Price. The Initial Purchase Price shall be Sixty Million dollars ($60,000,000) in cash (i) less the amount equal to any outstanding Company Debt at Closing, if any; and (ii) increased or decreased by the Estimated Net Worth Adjustment (as defined below), if any.

               (c) Payment of Company Debt. Buyer shall pay any amounts withheld from the Initial Purchase Price pursuant to 2.7(b)(i) herein to the Company's debt holders of the Company Debt on behalf of the Company in cash.

               (d) Payment of Escrow Amounts and Transaction Fees. At the Effective Time, the Buyer shall deliver or cause to be delivered, on behalf of the Shareholders:

                    (i) a portion of the Initial Purchase Price equal to the Indemnification Escrow Amount to the Escrow Agent to be held in escrow pursuant to the terms contained herein relating to the Indemnification Escrow Account; and

                    (ii) such portion of the Initial Purchase Price as is
                         necessary to satisfy final bills rendered by the legal, accounting and investment banking advisors to the Company invoicing fees and expenses incurred in such advisors' representation of the Company in connection with the transactions contemplated hereby, such final bills to be delivered to the Company no later than one Business Day prior to Closing (such fees and expenses, "Transaction Fees").

The amount of Initial Purchase Price remaining after the delivery of the Indemnification Escrow Amount to the Escrow Agent and the payment in full of the Transaction Fees is referred to herein as the "Closing Merger Consideration".

               (e) Allocation of Closing Merger Consideration. At Closing Buyer shall pay or cause to be paid, in cash, for each share of Company Common Stock, an amount equal to (i) the Closing Merger Consideration divided by (ii) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the "Per Share Closing Merger Consideration"). All cash payments shall be made by wire transfer of immediately available funds.

     Section 2.8  Deliveries at the Closing.

               (a) Buyer and Merger Sub Deliveries. Without limiting any other obligation of Buyer and Merger Sub under this Agreement, at the Closing, Buyer and Merger Sub shall deliver or cause to be delivered to the Company and the Shareholder Representative, for the benefit of the Shareholders, the following:

               (i) A certificate of each of Buyer and Merger Sub dated the Closing Date and signed, in each case, on its behalf by its authorized officer certifying that:

                    (A) its articles of incorporation and bylaws, attached to the certificate, are true and complete and have been in full force and effect in the form attached thereto since the date of the adoption of the resolutions referred to in clause (B) below and have not been amended, rescinded or modified, except to the extent attached thereto;

                    (B) the resolutions adopted by its board of directors, attached to the certificate, authorizing its execution, delivery and performance of this Agreement and its actions taken in connection with the transactions contemplated by this Agreement, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto;

                    (C) the resolutions adopted by the shareholders of Merger Sub, attached to the certificate, authorizing its execution, delivery and performance of this Agreement and its actions taken in connection with the transactions contemplated by this Agreement, were duly adopted at a duly convened meeting thereof, and acting by unanimous consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto;

                    (D) its officers executing this Agreement and any other documents delivered pursuant to this Agreement are incumbent officers and the specimen signatures on the certificate are their genuine signatures; and

                    (E) it shall attach a good standing certificate for Buyer certified by the Secretary of State of Delaware and a good standing certificate for Merger Sub certified by the State Corporation Commission of Virginia, each dated as of a date not more than fifteen (15) days prior to the Closing Date; and

                    (F) the conditions specified in Section 6.2(a) of this Agreement have been fulfilled or waived; and

               (ii) such other documents, instruments, certificates and writings as reasonably may be requested by the Company or the Shareholder

                    Representative on behalf of the Shareholders no later than three (3) Business Days prior to the Closing.

          (b) Company and Shareholders Deliveries. Without limiting any other obligation of the Company and the Shareholders under this Agreement, at the Closing, the Company and the Shareholders shall deliver or cause to be delivered the following to Buyer and Merger Sub:

               (i) A certificate of the Company dated the Closing Date and signed on its behalf by its authorized officer certifying that:

                    (A) its articles of incorporation and bylaws, attached to the certificate, are true and complete and have been in full force and effect in the form attached thereto since the date of the adoption of the resolutions referred to in clause (B) below and have not been amended, rescinded or modified, except to the extent attached thereto;

                    (B) the resolutions adopted by its board of directors, attached to the certificate, authorizing its execution, delivery and performance of this Agreement and its actions taken in connection with the transactions contemplated by this Agreement, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto;

                    (C) the resolutions adopted by the Shareholders, attached to the certificate, authorizing its execution, delivery and performance of this Agreement and its actions taken in connection with the transactions contemplated by this Agreement, were duly adopted at a duly convened meeting thereof, and acting by unanimous consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto;

                    (D) its officers executing this Agreement and any other documents delivered pursuant to this Agreement are incumbent officers and the specimen signatures on the certificate are their genuine signatures; and

                    (E) it shall attach a good standing certificate certified by the State Corporation Commission of Virginia, dated as of a date not more than fifteen (15) days prior to the Closing Date; and

                         (F) the conditions specified in Section 6.3(b) of this Agreement have been fulfilled or waived;

                    (ii) Debt pay-off letter(s) with agreements by the lien
                         holder(s) to release all liens;

                    (iii) Certificate(s) from each Shareholder representing 100%
                         of his/her ownership of Company, endorsed in blank or accompanied by duly executed assignment documents;

                    (iv) An executed IRS Form 8023 (or any successor form(s)
                         thereto) by each Shareholder.

                    (v) The minute books, corporate seals and stock ledger of the Company; and

                    (vi) Such other documents, instruments, certificates and
                         writings as reasonably may be requested by Buyer no later than three (3) Business Days prior to the Closing.

     Section 2.9 Closing Net Worth Adjustment and Estimated Closing Net Worth Adjustment.

               (a) The "Closing Net Worth Adjustment" shall be the positive or negative amount by which the Closing Net Worth (as defined below) differs from $2,800,000 (the "Pro Forma Closing Net Worth"). If the Closing Net Worth exceeds the Pro Forma Closing Net Worth, then the Closing Net Worth Adjustment shall be positive; and if the Closing Net Worth is less than the Pro Forma Closing Net Worth, then the Closing Net Worth Adjustment shall be negative. The Company shall estimate in good faith the Closing Net Worth, as of Closing, and deliver such estimate (including (i) an unaudited balance sheet of the Company as of a date within three (3) days of the Closing Date prepared in accordance with GAAP, applied in a manner consistent with and using all of the same accounting principles, practices, methodologies and policies (including, in the case of judgments, judgments consistent with the applicable judgment made with respect to the Company Balance Sheet) used in the preparation of the Company Balance Sheet (the "Accounting Principles") and fully annotated in accordance with Company's past practices to Buyer no later than three (3) Business Days before the Closing Date (the difference between such estimate and the Pro Forma Closing Net Worth being the "Estimated Net Worth Adjustment"). The Initial Purchase Price shall be adjusted for the Estimated Net Worth Adjustment. The Closing Net Worth shall be finally determined in accordance with Section 2.9(b) and Section 2.10.

               (b) Promptly after the Closing, Company's independent accountants shall, at Buyer's expense (i) audit the books of account of the Company as of the Closing Date, and (ii) prepare an audited balance sheet of the Company as of the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with the Accounting Principles and shall be accompanied by an unqualified report of Company's independent accountants on the Closing Date Balance Sheet certifying that the Closing Date Balance Sheet and any related notes thereto were prepared in accordance with the Accounting

Principles. The Merger Parties acknowledge that (A) the sole purpose of the determination of Closing Net Worth is to adjust the Initial Purchase Price so as to reflect the change in net worth of the Company from the Pro Forma Closing Net Worth to the Closing Date and (B) such change is to be measured on a totally consistent basis so that the calculation is to be done using the same Accounting Principles at both dates. For purposes of this Agreement, "Closing Net Worth" shall mean (i) the Company's assets as of the Closing, less (ii) the Company's liabilities as of Closing, in each case as reflected on the Closing Date Balance Sheet.

     Section 2.10 Post-Closing Adjustment Payment.

               (a) Buyer, based on the Closing Date Balance Sheet, shall provide to the Shareholder Representative, within sixty (60) days after Closing, (i) a copy of the Closing Date Balance Sheet accompanied by the unqualified report of Company's accountant as provided in Section 2.9(b), and (ii) a copy of Company's independent accountants' calculation of (A) the actual Closing Net Worth Adjustment ("Actual Net Worth Adjustment"); (B) the amount, if any, by which the Estimated Net Worth Adjustment is less than the Actual Net Worth Adjustment (an "Adjustment in Favor of Shareholders"); and (C) the amount, if any, by which the Estimated Net Worth Adjustment is greater than the Actual Net Worth Adjustment (an "Adjustment in Favor of Buyer") (such materials, the "Buyer Adjustment Notice").

               (b) Buyer, at the Shareholder Representative's request, shall allow the Shareholder Representative and his or her representatives access at all reasonable times to the Surviving Corporation's and Company's accountants, personnel, properties, books and records, work papers, schedules and calculations relating to the Closing Date Balance Sheet and the Actual Net Worth Adjustment for the purpose of reviewing the Buyer Adjustment Notice and the Closing Date Balance Sheet and confirming the accuracy of the preparation thereof. In the event that the Shareholder Representative provides notice ("Shareholder Purchase Price Adjustment Objection Notice") to Buyer no later than thirty (30) days after receipt of the Buyer Adjustment Notice that the Shareholders dispute the Company's Accountants' determination of the Actual Net Worth Adjustment, the Adjustment in Favor of Shareholders or the Adjustment in Favor of Buyer determined in accordance with Section 2.10(a), the Shareholder Representative and Buyer shall then meet and negotiate in good faith to resolve such dispute, such negotiation to begin as soon as practicable (but in any case, no later than thirty (30) days) after Buyer's receipt of the Shareholder Purchase Price Adjustment Objection Notice; provided, that, any amounts not then in dispute shall be paid promptly by the owing party hereto.

               (c) In the event that Buyer and the Shareholder Representative are not able to resolve such dispute within thirty (30) days after the date on which the Shareholder Representative provides Buyer with the Shareholder Purchase Price Adjustment Objection Notice, then either the Shareholder Representative or Buyer may refer the issues in dispute to a neutral mutually acceptable independent accounting firm of national reputation with which no party hereto has had a preexisting relationship for resolution (the "Purchase Price Adjustment Referee"). The decision of such issues by the Purchase Price Adjustment Referee shall be final and binding on all Merger Parties. The Merger Parties shall submit their positions on the dispute to the Purchase Price Adjustment Referee within thirty (30) days after referral, and shall direct the Purchase Price Adjustment Referee to decide the dispute within fifteen (15) days after submission to it. The Purchase Price Adjustment Referee shall also decide the allocation of fees and expenses of the Purchase Price Adjustment Referee between the Merger Parties with any amounts due from the Shareholders being paid from the Indemnification Escrow Funds. Buyer and the Shareholder Representative shall direct the Purchase Price Adjustment Referee to promptly provide invoices of all such fees and expenses directly to the Shareholder Representative, the Escrow Agent and Buyer. In the event the Shareholders are required to pay any fees and expenses for the Purchase Price Adjustment Referee, as soon as possible following Escrow Agent's receipt of the Purchase Price Adjustment Referee's invoice, Escrow Agent shall be instructed to distribute the portion of the invoice amount to be paid by the Shareholders from the funds on deposit in the Indemnification Escrow Account in accordance with the wire transfer instructions set forth in such invoice. The Escrow Agent shall have no responsibility to verify the accuracy of any information contained in such invoice, nor shall the Escrow Agent incur any liability for acting in accordance with such invoice. Any other costs incurred by either party including, but not limited to, experts, attorneys or financial advisors shall be at the sole cost of the party incurring such cost regardless of the determination.

               (d) On the applicable date referred to in this Section 2.10, either (i) Buyer shall pay to the Shareholders (pro rata in accordance with their respective ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time) the amount of any Adjustment in Favor of Shareholders, or (ii) Shareholder Representative shall cause any Adjustment in Favor of Buyer to be distributed to Buyer from the funds on deposit in the Indemnification Escrow Account. Any such payment is hereinafter referred to as the "Purchase Price Adjustment Final Payment".

               (e) Any Purchase Price Adjustment Final Payment shall be made by wire transfer of immediately available funds after its final determination in accordance with this Section 2.10 to account(s) specified by Buyer and Shareholder Representative to receive the Purchase Price Adjustment Final Payment.

     Section 2.11 Earnout Payment(s).

               (a) Buyer shall pay to the Shareholders Earnout Payment(s) in amounts equal to thirty-six percent (36%) of the EBITDA of the Surviving Corporation's Business for calendar year 2003 and thirty percent (30%) of the EBITDA of the Surviving Corporation's Business for calendar year 2004, provided, however, for calendar year 2003, the Earnout Payment shall only accrue and be paid on that portion of the calendar year following the Effective Date ("Earnout Payment(s)"). For each calendar year, or portion thereof the Earnout Payments are to be made, Buyer shall provide the Shareholders with written notice (in accordance with the Notice provisions hereof) of its determination of the Earnout Payment ("Earnout Payment Buyer Determination") for such calendar year within 10 days following the earlier of (i) Buyer's filing of its annual report covering such calendar year with the SEC, or (ii) 100 days following any such calendar year.

               (b) For a period of thirty (30) days following Shareholder Representative's receipt of the Earnout Payment Buyer Determination, at the Shareholder Representative's request, Buyer shall allow the Shareholder Representative and his or her representatives access at all reasonable times to the Surviving Corporation's and Company's accountants, personnel, properties, books and records, work papers, schedules and calculations relating to the determination of the Earnout Payment and confirming the accuracy of the preparation thereof. In the event the Shareholder Representative provides notice ("Earnout Payment Shareholder Objection Notice") to Buyer no later than forty-five (45) days after receipt of the Earnout Payment Buyer Determination that the Shareholders dispute the amount of the Earnout Payment, the Shareholder Representative and Buyer shall then meet and negotiate in good faith to resolve such dispute, such negotiation to begin as soon as practicable (but in any case, no later than fifteen (15) days) after Buyer's receipt of the Earnout Payment Shareholder Objection Notice.

               (c) In the event that Buyer and the Shareholder Representative are not able to resolve such dispute within forty-five (45) days after the date on which the Shareholder Representative provides Buyer with the Earnout Payment Shareholder Objection Notice, then either the Shareholder Representative or Buyer may refer the issues in dispute to a neutral mutually acceptable independent accounting firm of national reputation with which no party hereto has had a preexisting relationship for resolution for resolution (the "Earnout Payment Referee"). The decision of such issues by the Earnout Payment Referee shall be final and binding on all Merger Parties. The Merger Parties shall submit their positions on the dispute to the Earnout Payment Referee within thirty (30) days after referral, and shall direct the Earnout Payment Referee to decide the dispute within Fifteen (15) days after submission to it. The Earnout Payment Referee shall also decide the allocation of fees and expenses of the Earnout Payment Referee between the Merger Parties with any amounts due from the Shareholders being paid from the Indemnification Escrow Funds. Buyer and the Shareholder Representative shall direct the Earnout Payment Referee to promptly provide invoices of all such fees and expenses directly to the Shareholder Representative, the Escrow Agent and Buyer. In the event the Shareholders are required to pay any fees and expenses for the Earnout Payment Referee, as soon as possible following Escrow Agent's receipt of the Earnout Payment Referee's invoice, Escrow Agent shall be instructed to distribute the portion of the invoice amount to be paid by the Shareholders from the funds on deposit in the Indemnification Escrow Account in accordance with the wire transfer instructions set forth in such invoice. The Escrow Agent shall have no responsibility to verify the accuracy of any information contained in such invoice, nor shall the Escrow Agent incur any liability for acting in accordance with such invoice. Any other costs incurred by either party including, but not limited to, experts, attorneys or financial advisors shall be at the sole cost of the party incurring such cost regardless of the determination.

               (d) On the applicable date referred to in Section 2.11(e), Buyer shall pay to the Shareholders (pro rata in accordance with their respective ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time) the amount of any Earnout Payment, if any. Any such payment is herein after referred to as the "2003 Final Earnout Payment and 2004 Final Earnout Payment".

               (e) Any 2003 Final Earnout Payment and 2004 Final Earnout Payment shall be made by wire transfer of immediately available funds within five (5) Business Days after its final determination in accordance with this Section 2.11 to account(s) specified by Buyer and Shareholder Representative to receive the Earnout Payment Final Payment.

          (f) The parties agree that any and all Earnout Payments, if any, paid to the Shareholders by Buyer hereunder shall be considered "goodwill" for accounting and tax purposes. More specifically, to the extent such payments are accounted for on Form 8883 in connection with the Election, they shall be considered Class VII goodwill in their entirety.

     Section 2.12  Section 338(h)(10) Election.

     (a) Each Shareholder shall join with Buyer in making an election under
Section 338(h)(10) of the Code and, at the request of Buyer, any analogous provision of state or local law (each such election, a "Section 338 Election") with respect to the purchase of the stock of the Company. At or prior to the Closing Date, the Company shall deliver to Buyer a separate IRS Form 8023 executed by each Shareholder (collectively referred to as "Forms 8023") and each Shareholder shall cooperate with Buyer to take all actions necessary and appropriate (including filing such additional forms, returns, elections schedules and other documents as may be required) to effect and preserve a timely election, in accordance with the provisions of Treasury Regulation
Section 1.338(h)(10)(1).

     (b) In connection with the Section 338 Election, with the cooperation of Seller, Buyer shall prepare a draft Form 8883 (or successor form) with any attachments, and any comparable forms required by provisions of state or local law. Buyer shall deliver to the Shareholder Representative an initial draft of the Form 8883 (together with any successor form(s) thereto, the "Draft Form 8883") within ninety (90) days after the Closing. In the event that the Shareholder Representative shall disagree with the Draft Form 8883, the Shareholder Representative shall so notify Buyer in writing within thirty (30) days after its receipt of the Draft Form 8883. The Shareholder Representative and Buyer shall negotiate in good faith to resolve any disputed aspects of the Draft Form 8883. If the Shareholder Representative and Buyer are unable to agree upon the allocation within thirty (30) days of Buyer's receipt of the notice of the Shareholder Representative, Buyer and each Shareholder may file their own version of Form 8883 as an attachment to their respective tax forms understanding that submission of differing Form 8883's may subject the entire
Section 338 Election to scrutiny an audit by the IRS.

     (c) Buyer, the Company and the Shareholders shall each file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with the Form 8883.

     (d) The Shareholders shall include their pro rata share of any income, gain, loss, deduction, or other tax item resulting from the Section 338 Election on their tax returns to the extent required by applicable law.

     (e) Buyer and the Shareholders shall mutually prepare any forms or schedules similar to Forms 8023 and 8883 that are required for provisions of state or local law that are comparable to Treasury Regulation Section 1.338(h)(10)(1) in a manner similar to the above procedure. In the event that the Final Forms 8023 and 8883 (or similar forms or schedules required for provisions of state or local law) is disputed by any taxing authority, the party receiving written notice of the dispute shall promptly notify the other party hereto concerning such dispute.

     Section 2.13 Tax Benefit Amount

     (a) Buyer shall pay to the Shareholders (pro rata in accordance with their respective ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time) the Tax Benefit Amount, if any, relating to any distributions from the Bonus Retention Escrow Account during 2003 simultaneously with the payment of the 2003 Final Earnout Payment and the Tax Benefit Amount relating to any distributions from the Bonus Retention Escrow Account during 2004 simultaneously with the payment of the 2004 Final Earnout Payment.

                                  ARTICLE III

       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

     As a material inducement to the Buyer and Merger Sub to enter into this Agreement, except as disclosed on the Company's Disclosure Schedule delivered to Buyer and Merger Sub by the Company concurrently herewith, the Company and each of its Shareholders, jointly and severally, hereby represent and warrant to Buyer and Merger Sub as provided in this Article III. Except for those representations and warranties expressly set forth in this Article III, neither the Company nor any of the Shareholders makes any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning the organization, business, assets, Liabilities and operations of the Company and any such other representations or warranties are hereby expressly disclaimed in full and for all time.

     Section 3.1 Organization and Good Standing. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all requisite corporate power to conduct its business as presently conducted, and to own and operate the assets and properties now owned and operated by it. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on the Company. The Company has no parents or subsidiaries and owns no shares of any corporation and has no ownership or other investment interest, either of record, beneficially, or equitably, in any association, partnership, joint venture or other legal entity.

     Section 3.2 Corporate and Shareholder Authority; No Violation.

          (a) This Agreement and the consummation of all of the transactions provided for herein, including the Merger together with the agreements reflected in the Ancillary Agreements, have been duly authorized by the board of directors of the Company and by all requisite corporate or other action (other than Shareholder action), and the Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, subject only to the approval by the requisite Shareholders. This Agreement has been duly executed and delivered by the Company, and when executed and delivered by Buyer and Merger Sub, assuming the enforceability of such agreements upon Buyer and Merger Sub, will constitute valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

          (b) Except as disclosed in Schedule 3.2(b) of the Company's Disclosure Schedule (the "Required Consents"), the execution and delivery by the Company of this Agreement and the consummation and performance by the Company of the transactions contemplated hereby in the manner herein provided does not and will not (i) require the approval, consent or authorization of, or any filing with or notice to, any federal, state, local or other governmental agency or body or any other third party (which is not deemed to include the Shareholders), other than
(A) approvals, consents, authorizations, filings or notices of a character such that a failure to obtain, file or give them could not reasonably be expected to have a Material Adverse Effect on the Company or otherwise impair or affect the validity of this Agreement or prevent the consummation of the transactions contemplated hereby and (B) approvals, consents, authorizations, filings or notices which have been obtained, made or given, or (ii) conflict with, or result in an uncured or unwaived breach or violation of any term or provision of, constitute a default under, or cause the acceleration of any payments pursuant to (A) the articles of incorporation or bylaws of the Company, (B) any indenture, mortgage, deed of trust, lease, note or note agreement or any other agreement or instrument to which the Company is a party or by which the Company or any of its assets or properties is bound, (C) any governmental license, franchise, permit or other authorization held by the Company, or (D) any law, judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or body applicable to the Company, in each case set out in this clause (ii), the conflict, breach or violation of which could reasonably be expected to have a Material Adverse Effect on the Company or otherwise impair or affect the validity of this Agreement or prevent the consummation of the transactions contemplated hereby.

          (c) Pursuant to the Virginia Stock Corporation Act, the Certificate of Incorporation and the Bylaws of the Company, this Agreement and the Merger must be approved by more than a two-thirds (2/3) vote of the Shareholders that hold the outstanding shares of the Common Stock. The Shareholders that hold the outstanding shares of 100% of the Common Stock have each approved this Agreement and the Merger by executing this Agreement and by executing a written consent of Shareholders dated as of the date hereof (the "Written Consent of Shareholders"), an executed copy of which is attached hereto as Exhibit D. The approval of this Agreement and the Merger by the Shareholders that hold the outstanding shares of 100% of the Common Stock constitutes the requisite approval of the Shareholders and no other vote of the Shareholders shall be required with respect to approval of the matters contemplated hereby.

          (d) Each Shareholder has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby and to perform his, her or its obligations hereunder. This Agreement has been duly executed and delivered by such Shareholder and is the legal, valid and binding obligations of such Shareholder, enforceable against him, her or it in accordance with its terms.

     Section 3.3 Capitalization of the Company. (a) The authorized capital stock of the Company consists of 25,000 shares of common stock with a $.10 par value per share of which

144 shares are issued and are outstanding on the date hereof. All of the issued and outstanding shares of Company Common Stock have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable.

          (b) Except as set forth on Schedule 3.3(b), there are no (i) options, warrants, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, transfer, purchase, return or redeem capital stock of the Company, (ii) securities of the Company reserved for issuance for any purpose, (iii) agreements pursuant to which registration rights in the capital stock of the Company have been granted, (iv) shareholders agreements, whether written or verbal, among any current or former shareholders of the Company or (v) statutory or contractual preemptive rights, rights of first refusal or similar rights with respect to the capital stock of the Company.

     Section 3.4  Ownership of Shares.

          (a) Common Stock. All of the issued and outstanding shares of Company Common Stock are owned as set forth on Schedule 3.4(a) of the Company's Disclosure Schedule.

          (b) Except as set forth on Schedule 3.4(b), each Shareholder is the registered and sole beneficial owner of the shares of Company Common Stock held by such Shareholder, with good and marketable title thereto, free and clear of any and all liens, security interests, pledges, mortgages, charges, limitation, claims, restrictions, rights of first refusal, rights of first offer, rights of first negotiation or other encumbrance of any kind or nature whatsoever.

     Section 3.5 Corporate Records. The minute books of the Company (a) are current and contain correct and complete copies of the articles of incorporation and bylaws of the Company, including all amendments thereto and restatements thereof, and (b) accurately and adequately reflect in all material respects all action previously taken by the shareholders, board of directors and committees of the board of directors of the Company. The stock record books of the Company are true, correct and complete, and accurately reflect all transactions effected in the capital stock of the Company through and including the date hereof.

     Section 3.6  Tax Matters.

          (a) The Company has duly and timely filed all Tax Returns required to be filed by the Company on or prior to the Closing Date and all such Tax Returns are accurate, correct and complete in all material respects. The Company has paid in full all Taxes or has made adequate provision on the Closing Date Balance Sheet for the payment of all Taxes which have been incurred or are due or, to the Company's Knowledge, claimed to be due from them by any taxing authorities. The provisions for Taxes currently payable on the Company Balance Sheet are at least equal, as of the date thereof, to all unpaid Taxes of the Company, whether or not disputed.

          (b) Neither the Company nor any Shareholders have received any notice of deficiency or assessment from any taxing authority with respect to Liabilities for Taxes of the Company that have not been fully paid or finally settled.

          (c) Except as set forth on Schedule 3.6(c) of the Company's Disclosure Schedule, (i) the Tax Returns of the Company have been audited by the appropriate authorities or are closed by the applicable statutes of limitations for all taxable periods through December 31, 1998, and any Liabilities of the Company with respect thereto has been fully paid, finally settled or adequately provided for on the Company Balance Sheet, and (ii) there are no disputes pending in respect of, or claims asserted for, Taxes on the Company, nor are there any pending or, to the Company's Knowledge, threatened, audits or investigations or outstanding matters under discussion with any taxing authorities with respect to the payment of Taxes by the Company, nor has the Company given or been requested by any taxing authority to give any waivers extending the statutory period of limitations applicable to any assessment or collection of any Taxes of the Company which have a continuing effect on the Company.

          (d) Except as set forth on Schedule 3.6(d) of the Company's Disclosure Schedule, the Company has not (i) requested any extension of time within which to file any Tax Return for the Company, which Tax Return has not since been filed, or (ii) executed any power of attorney, which is currently in effect, with respect to any matter relating to Taxes of the Company.

          (e) The Company, with regard to any property or assets held or acquired by it at any time, has not filed a consent pursuant to Section 341(f) of the Code.

          (f) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

          (g) The Company has not agreed to make, nor is it required to make any adjustment pursuant to Sections 481(a) or 263A of the Code (or similar provisions of other law) by reason of a change in accounting method. The Company has not taken action that is not in accordance with past practice that could defer a liability for Taxes of the Company from any taxable period ending on or before the Closing Date to any taxable period ending after such date.

          (h) There are no Liens with respect to Taxes (except for Liens for Taxes not yet delinquent) upon any of the properties or assets, personal or mixed, tangible or intangible, of the Company.

          (i) The Company is not a party to or bound by any agreement providing for the indemnification, allocation or sharing of Taxes.

          (j) The Company has no liability for the Taxes of any Person (other than the Company) (i) under Treasury Regulations Section 1.1502-6 of the income tax regulations (or any similar provision of State, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

          (k) The Company is not party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with the Agreement or any change of control of the Company, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (l) The Company is not party to or bound by any closing agreement or offer in compromise with any taxing authority.

          (m) Schedule 3.6(m) of the Company's Disclosure Schedule discloses all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment.

          (n) The Company is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

          (o) Except as set forth in Schedule 3.6(o) of the Company's Disclosure Schedule, in the twenty-four (24) months preceding the date of this Agreement, the Company has not: (i) made any distributions, redemptions or other payments in respect of its capital stock other than regular and normal distributions consistent with the Company's past practice; or (ii) disposed of any of its assets other than in the ordinary course or business.

     Section 3.7  Employee Benefit Plans.

          (a) Schedule 3.7(a) of the Company's Disclosure Schedule lists all Benefit Plans. Except as set forth in Schedule 3.7(a) of the Company's Disclosure Schedule, the Company has no formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any current employee, director or consultant, or former employee, director or consultant, of the Company and there are no oral Benefit Plans to which the Company is a party.

          (b) The Company has delivered or made available the following documents to Buyer with respect to each Benefit Plan: correct and complete copies of the plan documents (including all amendments thereto); the most recent summary plan description or other plan description and all modifications and updates thereto; the most recent IRS determination letter or opinion letter if the Benefit Plan is intended to be qualified under the Code, if any, and all material notices that were given by the IRS or the Department of Labor to a Benefit Plan; the two most recent Form 5500 Annual Reports filed with the IRS, actuarial reports, if any, and related financial statements, if any; and all related trust agreements, group annuity contract, other insurance contracts and other funding agreements, if any related to each Benefit Plan.

          (c) Except as set forth in Schedule 3.7(c) of the Company's Disclosure Schedule, each Benefit Plan has been maintained, operated and administered in accordance with its terms and all applicable laws, except where a failure to so operate could not be reasonably expected to have a Material Adverse Effect on the Company. Except as set forth in Schedule 3.7(c) of the Company's Disclosure Schedule, all required reports and descriptions have been filed or distributed timely with respect to each Benefit Plan, except where a failure to file or distribute timely could not be reasonably expected to have a Material Adverse Effect on the Company. The requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and of sections 4980B and 4980D of the Code have been met in all material respects, where applicable, with respect to each Benefit Plan that is a Welfare Plan.

          (d) Except as set forth in Schedule 3.7(d) of the Company's Disclosure Schedule, each Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination is evidenced by a determination letter or as identified in Schedule 3.7(d) of the Company's Disclosure Schedule, may still be amended within the remedial amendment period to cure any qualification defect. Likewise, each trust created thereunder intended to be exempt from federal income tax under Section 501(a) of the Code is so exempt and is evidenced by a determination letter or as identified in Schedule 3.7(d) of the Company's Disclosure Schedule, may still be so amended within the remedial amendment period. No amendment has been made to such Benefit Plan or the trust created thereunder since the date of the Benefit Plan's most recent determination letter in any respect that would be reasonably be expected to adversely affect the qualification of the Benefit Plan or the exemption of the trust. Each Benefit Plan intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects.

          (e) The Company has no ERISA Affiliates. Any person, firm or entity that was an ERISA Affiliate in the past is set forth on Schedule 3.7(e) of the Company's Disclosure Schedule and did not sponsor a plan covered by Title I of ERISA during the period in which it was an ERISA Affiliate.

          (f) The Company does not maintain nor has it ever maintained a retirement plan subject to Title IV of ERISA or Section 412 of the Code.

          (g) The Company has not maintained, contributed to or otherwise had any obligation with respect to any "multiemployer Plan" as defined in Section 3(37) of ERISA.

          (h) Except as set forth on Schedule 3.7(h) of the Company's Disclosure Schedule, the Company does not have any commitment, intention or understanding to create, terminate or adopt any Benefit Plan that would result in any additional material liability to the Company or the Buyer or any of the Buyer's subsidiaries.

          (i) There are no suits, actions, disputes, arbitrations, claims, arbitrations, administrative or other proceedings pending or to the Company's Knowledge threatened, anticipated or reasonably expected to be asserted of a material nature against the Company, any Benefit Plan or the assets thereof, with respect to any Benefit Plan (other than routine claims for benefits); there are no investigations or audits of any Benefit Plan by any governmental authority currently pending or to the Company's Knowledge threatened; and there have been no such investigations or audits that have been concluded that resulted in any material liability of the Company that has not been fully discharged. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Benefit Plan or any fiduciary thereof (other than rules of general applicability).

          (j) Except as otherwise disclosed in Schedule 3.7(j) of the Company's Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in, or is a precondition to, (i) any employee, director or consultant of the Company becoming entitled to severance pay or any similar payment, (ii) the acceleration of the time of payment or vesting, or an increase in the amount of, any compensation due to any employee, former employee, director or consultant of the Company, whether or not such payment would be an "excess parachute payment" (within the meaning of Section 280G of the Code),
(iii) the renewal or extension of the term of any agreement regarding the compensation of any employee, former employee, director or consultant of the Company.

          (k) The Company is not required to maintain or contribute to any Benefit Plan by the law or applicable custom or rule of any jurisdiction outside of the United States.

          (l) Except as set forth in Schedule 3.7(l) of the Company's Disclosure Schedule, all contributions required to be made under the terms of any Benefit Plan as of the date of this Agreement have been timely made.

          (m) Except as set forth on Schedule 3.7(m) of the Company's Disclosure Schedule, Buyer and the Company, as applicable, may terminate any Benefit Plan maintained by the Company or may cease contributions to any such Benefit Plan without incurring any liability exceeding Ten Thousand dollars ($10,000) other than (i) a benefit liability accrued in accordance with the terms of such Benefit Plan prior to such termination or ceasing of contributions; or (ii) any expenses attendant to the termination of such Benefit Plan.

     Section 3.8 Broker's or Finder's Fees. Except as disclosed on Schedule 3.8 of the Company's Disclosure Schedule, the Company is not party to any agreement with any agent, broker, investment banker or other Person, or in any way obligated to any agent, broker, investment banker or other Person, for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement or any of the transactions contemplated herein, including any agent, broker, investment banker or other Person who would have a valid claim for a fee or commission from Buyer or Merger Sub.

     Section 3.9  Financial Statements.

     The balance sheets of the Company as of December 31, 2001, December 31, 2000, and December 31, 1999, the related statements of income and retained earnings, and notes thereto for the 12-month periods then ended, reviewed by Aronson & Company, independent certified public accountants, complete copies of all of which have been delivered by the Company to the Buyer; (i) are complete in all material respects, (ii) are in accordance with the books and records of the Company, (iii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, and (iv) present fairly in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended. Specifically, but not by way of limitation, the Company Balance Sheet discloses all of the material debts, Liabilities and obligations of any nature of the Company, whether due or to become due, as of the date thereof, to the extent such debts, Liabilities and obligations are required to be disclosed in accordance with GAAP. Such statements of operations do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and do not reflect any material change in accounting principles during the period indicated. The

Company owns all assets set forth on the Company Balance Sheet, except for such assets as have been spent, sold or transferred in the ordinary course of business since the date thereof.

     Section 3.10 Accounts Receivable. Except as set forth in Schedule 3.10 of the Company's Disclosure Schedule, all accounts receivable reflected on the Company Balance Sheet, and all accounts receivable arising subsequent to the Company Balance Sheet Date including those reflected on the Company Balance Sheet; (a) represent bona fide claims of the Company against debtors for products sold and/or services performed; (b) have arisen only in the ordinary course of business, consistent with past practice; and (c) to the Company's Knowledge, are not subject to any defenses, set-offs or counterclaims.

     Section 3.11  Absence of Undisclosed Liabilities. Except as set forth in
Schedule 3.11 of the Company's Disclosure Schedule, the Company has no material Liabilities or obligations, either accrued, absolute, contingent or otherwise, of a nature that would be required to be disclosed, reflected or reserved against in a balance sheet prepared in accordance with GAAP except those Liabilities, contingencies or obligations:

          (a) set forth on the Company Balance Sheet or incurred thereafter in the ordinary course of business and consistent with past practices;

          (b) arising in the ordinary course of business under any agreement, contract, commitment, lease or plan disclosed on the Company's Disclosure Schedule;

          (c) arising in the ordinary course of business under any agreement, contract commitment, lease or plan entered into by the Company in the ordinary course of business which agreement, contract, commitment, lease or plan is not required to disclosed on the Company's Disclosure Schedule because of the term or amount involved or otherwise; or

          (d) incurred, consistent with past business practice, in or as a result of the normal and ordinary course of business since the Company Balance Sheet Date or as contemplated by this Agreement.

     Section 3.12 Existing Condition. Except as disclosed in Schedule 3.12 of the Company's Disclosure Schedule, since the Company Balance Sheet Date, the Company has not:

          (a) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares;

          (b) incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any Lien other than Permitted Liens or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities which the failure to pay or discharge has caused or could be reasonably expected to cause a Material Adverse Effect on the Company;

          (c) sold, assigned or transferred any of its assets or properties, except in the ordinary course of business consistent with past practice;

          (d) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected to any Lien, any of its material assets or properties, other than Liens, if any, for current Taxes not yet due and payable or other Permitted Liens;

          (e) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any debts or claims held by it, other than in the ordinary course of business consistent with past practice, or waived any rights of substantial value;

          (f) suffered any damage, destruction or loss, whether or not covered by insurance, (i) that could be reasonably expected to have a Material Adverse Effect on the Company or (ii) of any item carried on its books of account at more than $25,000;

          (g) suffered any repeated, recurring or prolonged shortage, cessation or interruption of material supplies or utility services required to conduct its business and operations;

          (h) received notice, or to the Knowledge of the Company, been made aware of any facts or circumstances giving rise to any actual or threatened labor trouble, labor organizing effort, strike, work stoppage;

          (i) made any capital expenditure or capital addition or betterment except in the ordinary course of business consistent with past practice;

          (j) except in the ordinary course of business consistent with past practice, (i) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its Shareholders, directors, officers or employees, (ii) made any increase in, or any addition to, other benefits to which any of its Shareholders, directors, officers or employees may be entitled, (iii) granted any severance or termination pay to any of its Shareholders, directors, officers or employees, or (iv) entered into any employment, deferred compensation or other similar agreement with (or any amendment to any such existing agreement) any of its Shareholders, directors, officers or employees;

          (k) changed any of the accounting principles followed by it or the methods of applying such principles except as required by changes in applicable laws or regulations;

          (l) entered into any transaction that creates an obligation that will continue to bind the Company after the Effective Time other than as contemplated by this Agreement or in the ordinary course of business consistent with past practice;

          (m) issued equity securities of the Company; or

          (n) authorized, committed or agreed to take any of the actions described in subsections (a) through (m) of this Section 3.12, except as otherwise permitted by this Agreement.

     Section 3.13 Title to Properties; Leasehold Interests. (a) The Company does not own any Real Property. Schedule 3.13(a) of the Company's Disclosure Schedule sets forth a true and complete list of all real property leased by the Company.

          (b) The Company owns all the properties and assets which it purports to own and all of these properties and assets are held free and clear of all Liens except for Permitted Liens or liens set forth on Schedule 3.13(b).

          (c) All material leases, licenses, permits and authorizations related to the real or personal properties used by the Company and all other instruments, documents and agreements pursuant to which the Company has obtained the right to use any real or personal property are, to the Company's Knowledge, valid and effective in accordance with their respective terms.

     Section 3.14 Litigation. (a) Except as set forth in Schedule 3.14(a) of the Company's Disclosure Schedule, there is no action, suit, claim, mediation, arbitration, litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority pending or to the Company's Knowledge, threatened against the Company or its assets, properties or business, or the transactions contemplated by this Agreement. To the Company's Knowledge, the Company is not a party to or expressly named as subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority. The Company has no obligation to indemnify any third party for defense, settlement, and/or judgment costs incurred by such third party.

          (b) There is no proceeding pending against, or to such Shareholder's actual knowledge, currently threatened against or affecting, such Shareholder before any court or arbitrator or any governmental body, agency or official that challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

     Section 3.15 Compliance with Law. The Company has complied with each, and is not in violation of any law, ordinance or governmental rule or regulation to which it or its business, operations, assets or properties are subject, which noncompliance or violation could reasonably be expected to have a Material Adverse Effect on the Company or otherwise impair or affect the validity of this Agreement or prevent the consummation of the transactions contemplated hereby. The Company has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any Law and no circumstances exist that are likely to result in violations of any Law.

     Section 3.16 Insurance. Schedule 3.16 of the Company's Disclosure Schedule contains a true, complete and correct list of all policies or binders of insurance held as of the date hereof by or on behalf of the Company relating to its businesses or any of its assets or properties (specifying the insurer, the insured(s), the amount of the coverage, the premiums, the type of insurance, the risks insured, the policy expiration dates, the deductibles, the loss retention amounts and any pending claims thereunder). To the Company's Knowledge, each of the policies and binders listed in Schedule 3.16 of the Company's Disclosure
Schedule is in full force and effect and serves to insure the Company in reasonably sufficient amounts against risk usually insured against by similarly situated businesses.

     Section 3.17  Contracts and Commitments.

          (a) Except as listed and described in Schedule 3.7, Schedule 3.13,
Schedule 3.17 or Schedule 3.22 of the Company's Disclosure Schedule and except as will be terminated upon Closing or as are terminable on less than ninety (90) days' notice without penalty, the Company is not a party to any written or oral:

               (i) agreement, contract or commitment with any present or former Shareholder, director, officer, employee or consultant or for the employment of any person, including any consultant;

               (ii) agreement, contract, commitment or arrangement with any labor union or other representative of the Company's employees;

               (iii) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case $50,000 or more;

               (iv) agreement, contract or commitment to sell or supply products or to perform services, involving in any one case $50,000 or more;

               (v) agreement, contract or commitment not otherwise listed on the Company's Disclosure Schedule and continuing over a period of more than one year from the date hereof or exceeding $50,000 in value;

               (vi) representative or sales agency agreement, contract or commitment;

               (vii) Real Property or personal property lease providing for a lease payment in excess of $50,000 per year under which the Company is either the lessor or lessee;

               (viii) note, debenture, bond, conditional sale or equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money (including loans to or from officers, directors, Shareholders, or any members of their immediate families), agreement or arrangement for a line of credit, or guarantee, pledge or undertaking of the indebtedness of any other person;

               (ix) agreement, contract or commitment for any charitable or political contribution;

               (x) agreement, contract, or commitment for any capital expenditure in excess of $50,000;

                        (xi) agreement, contract or commitment limiting or restraining the Company from engaging or competing in any lines of business with any person; or

                        (xii) any other agreement, contract or commitment which
                              the failure to fulfill could reasonably be expected to have a Material Adverse Effect on the Company.

                 (b) Each of the agreements, contracts, commitments, leases and other instruments, documents and undertakings listed on Schedule 3.7,
   Schedule 3.13 or Schedule 3.17 of the Company's Disclosure Schedule (a "Listed Contract") is valid and enforceable in accordance with its terms. The Company is not in violation or breach of or default under any Listed Contract, except where such violation, breach or default could not reasonably be expected to have a substantial impact on the Listed Contract. To the Company's Knowledge, no party other than the Company is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in a Listed Contract. To the Company's Knowledge no party to any Listed Contract intends to terminate or amend the terms thereof or to refuse to renew any such Listed Contract upon the expiration of its term. Except for those Listed Contracts denoted with an asterisk (*) as set forth on Schedule 3.17 of the Company's Disclosure Schedule, no Listed Contract requires the consent of any other contracting party to prevent a breach of, or default under, or a termination, change in terms or conditions or modification of, any Listed Contract as a result of the consummation of the transactions contemplated hereby.

         Section 3.18   Environmental Matters.

                 (a) The Company is in compliance, in all material respects, with all applicable Environmental Laws in respect of the Business.

                 (b) The Company has obtained, possesses, and is in full compliance, in all material respects, with all permits, licenses, reviews, certifications, approvals, registrations, consents, and any other authorizations required under any Environmental Laws.

                 (c) The Company has never discharged, emitted, spilled, released, disposed of, abandoned or placed Hazardous Materials, in any amount, at, on or under any Real Property occupied or used by the Company.

                 (d) To the Company's Knowledge, there has not been any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any Real Property occupied by the Company, which may have occurred prior to the Company's occupation and/or use of such Real Property.

         Section 3.19   Intellectual Property.

                 (a) Schedule 3.19(a) of the Company's Disclosure Schedule lists all of the material Intellectual Property owned by the Company that is necessary for the operation of the Business as currently conducted or that has been registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entities

                                       -31
   as are indicated in Schedule 3.19(a) of the Company's Disclosure Schedule ("Company Intellectual Property"). Unless otherwise indicated in such
   Schedule 3.19(a) of the Company's Disclosure Schedule, the Company owns the entire right, title and interest in and to the Company Intellectual Property (including the exclusive right to use and license the same), free and clear of any and all liens, encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature. No current or former officer, director or employee of the Company has any right, license, claim or interest whatsoever in or with respect to any of the Company Intellectual Property and to the Company's Knowledge, no Person is infringing upon any of the Company Intellectual Property.

                 (b) There is no pending or to the Company's Knowledge, threatened, claim or notice (whether written, oral or otherwise) against the Company or to the Company's Knowledge, the licensors of material Intellectual Property owned by third parties that is licensed to the Company ("Licensed Intellectual Property"), asserting that any Company Intellectual Property or Licensed Intellectual Property, or the Company's use thereof, infringes or violates the rights of third parties or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, nor to the Knowledge of the Company is there a reasonable basis for any claim that the Company does not so own or have proper license to make use of the Licensed Intellectual Property.

                 (c) Schedule 3.19(c) of the Company's Disclosure Schedule sets forth a complete and accurate list of all agreements granting to the Company any material right under or with respect to any Licensed Intellectual Property other than standard desktop software applications used generally in the Company's operations and that are subject to a license fee of no more than $10,000 pursuant to "shrink wrap" or "click through" licenses (collectively, the "Inbound License Agreements"), indicating for each the title and the parties thereto. Schedule 3.19(c) of the Company's Disclosure Schedule also sets forth a complete and accurate list of the amount of any future royalty, license fee or other payments that may become payable by the Company under each such Inbound License Agreements by reason of the use or exploitation of the Licensed Intellectual Property licensed thereunder. The rights licensed under each Inbound License Agreement shall be exercisable by the Company on and after the Closing to the same extent as by the Company prior to the Closing. No loss or expiration of any material Intellectual Property licensed to the Company under any Inbound License Agreement is pending or to the Company's Knowledge, or threatened. Except as set forth in
   Schedule 3.19(c) of the Company's Disclosure Schedule, no licensor under any Inbound License Agreement has any ownership or exclusive license rights in or with respect to any improvements made by the Company to the Intellectual Property licensed thereunder. Schedule 3.19(c) of the Company's Disclosure Schedule sets forth a complete and accurate list of all license agreements under which the Company grants any rights under any Intellectual Property, excluding the terms of use applicable to users of any of the websites of the Company.

                 (d) The Company has taken all reasonable steps in accordance with standard industry practices to protect their respective rights in the Company Intellectual Property owned or purported to be owned by the Company and maintains the confidentiality of all of the trade secrets of the Company. Without limiting the foregoing, the Company has and does enforce a policy requiring certain employees, consultants and contractors as appropriate, to enter into proprietary information, confidentiality and assignment agreements substantially in the

   Company's standard forms (which have previously been provided to Buyer) and those current and former employees, consultants and contractors of the Company have executed such an agreement. Except as may be set forth in
   Schedule 3.19(d) of the Company's Disclosure Schedule, the Company has not disclosed, nor is the Company under any contractual or other obligation to disclose, to another person any of its trade secrets, except on a "need to know" basis and pursuant to an enforceable confidentiality agreement or undertaking, and no person has materially breached any such agreement or undertaking.

                 (e) Except as set forth in Schedule 3.19(e) of the Company's Disclosure Schedule: (i) the Company has not taken any action or failed to take any action (including the manner in which it has conducted the Business, or used or enforced, or failed to use or enforce, any of the Company Intellectual Property) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Intellectual Property (including, with respect to the patents owned by the Company, failing to disclose any known material prior art in connection with the prosecution of patent applications) and (ii) all Company Intellectual Property has been registered or obtained in accordance with all applicable legal requirements and are currently in effect and in compliance with all applicable legal requirements (including, in the case of registered marks of the Company, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Intellectual Property.

         Section 3.20 No Third Party Options. There are no existing agreements, options, commitments or rights with, to or in any person to acquire any of the Company's assets or properties or any interest therein, except for this Agreement and those contracts entered into in the ordinary course of business consistent with past practice for the sale of the Company's products or services.

         Section 3.21 Governmental Authorizations.The governmental consents, if any, listed on Schedule 3.2(b) together with those listed on Schedule
   3.21 of the Company's Disclosure Schedule lists all Authorizations necessary for the conduct of the business of the Company as of the date hereof, and each such Authorization is in full force and effect.

         Section 3.22   Government Contract Regulatory Matters.

                 (a) Government Contracts and Bids. Schedule 3.22(a) of the Company's Disclosure Schedule lists all: (i) Government Contracts the period of performance of which has not yet expired or terminated and for which final payment has not yet been received and there is a reasonable likelihood of payment or financial liability greater than $25,000 thereunder (the "Current Government Contracts"); (ii) quotations, bids and proposals for awards of new Government Contracts made by the Company for which no award has been made and for which the Company believes there is a reasonable prospect that such an award to the Company may yet be made (the "Government Contract Bids"); and
   (iii) to the Company's Knowledge, any Government Contract pursuant to which the Company is currently or is reasonably likely to experience cost, schedule, technical or quality problems that could result in claims against the Company (or its successors in interest) in the amount of $25,000 or more by a Governmental Entity, a prime contractor or a higher-tier subcontractor. The Company has delivered or made available to Buyer true and complete copies of all Current Government Contracts and of all Government Contract Bids. Except as described in Schedule 3.22(a) of the Company's Disclosure Schedule, to the Company's Knowledge all of the Current Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect. Except as set forth in Schedule 3.22(a) of the Company's Disclosure Schedule, the Current Government Contracts (or, where applicable, the prime Government Contracts under which the Current Government Contracts were awarded) are not currently the subject of bid or award protest proceedings, and, to the Company's Knowledge, no such Current Government Contracts (or, where applicable, the prime Government Contracts under which the Current Government Contracts were awarded) are reasonably likely to become the subject of bid or award protest proceedings.

                 (b) Compliance with Contract Requirements. Except as set forth in Schedule 3.22(b) of the Company's Disclosure Schedule, the Company has complied, in all material respects, with all statutory and regulatory requirements, including the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Current Government Contracts and the Government Contract Bids. Except as set forth in Schedule 3.22(b) of the Company's Disclosure Schedule, the Company has not received a substantially adverse or negative government past performance evaluation or rating for the past three (3) years that could be reasonably expected to adversely affect the evaluation by the Government or other potential customer of the Company's bids or proposals for future Government Contracts.

                 (c) Notice of Non-Compliance. Except as set forth in Schedule 3.22(c) of the Company's Disclosure Schedule, with respect to the Current Government Contracts, no Governmental Entity, prime contractor or higher-tier subcontractor under a Government Contract or any other person has notified the Company of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification that could be reasonably expected to adversely affect payments under Current Government Contracts or adversely affect the award of Government Contracts to the Company in the future.

                 (d) False Claims, Defective Pricing and Requests for Pricing Reductions. The Company has taken no action and is not party to any litigation that could reasonably be expected to give rise to (i) liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) any other request for a reduction in the price of any Government Contracts.

                 (e) Termination for Default or Convenience. Except as described in Schedule 3.22(e) of the Company's Disclosure Schedule, the Company has not received any show cause, cure, deficiency, default or similar notice relating to the Current Government Contracts. None of the Current Government Contracts has been terminated for default. Except as described in
   Schedule 3.22(e) of the Company's Disclosure Schedule, the Company has not received any written or, to the Company's Knowledge, oral notice terminating any of the Current

   Government Contracts for convenience or indicating an intent to terminate any of the Current Government Contracts for convenience.

                 (f) Disputes and Claims. Except as described in Schedule 3.22(f) of the Company's Disclosure Schedule, to the Company's Knowledge, there are no outstanding claims or contract disputes to which the Company is a party (i) relating to the Current Government Contracts and involving either a Governmental Entity, any prime contractor, any higher-tier subcontractor or any third party; and (ii) relating to the Current Government Contracts that, if resolved unfavorably to the Company, would be reasonably expected to materially increase the Company's cost to complete performance of any Current Government Contracts.

                 (g) Suspension and Debarment. The Company has never been, nor is it currently, suspended, debarred or been put on notice of being proposed for suspension or debarment from government contracting.

                 (h) Responsibility Determinations. No negative determination of responsibility has been issued against the Company during the past seven
   (7) years with respect to any quotation, bid or proposal for a Government Contract.

                 (i) Audits, Investigations and Enforcement Actions. Except as described in Schedule 3.22(i) of the Company's Disclosure Schedule, the Company has not undergone in the past seven (7) years and is not currently undergoing any audit, review, inspection, investigation, survey or examination of records relating to any Government Contracts, nor is there an audit, review, inspection, investigation, survey or examination of records pending, or to the Company's knowledge, threatened. No audit, review, inspection, investigation, survey or examination of records described in
   Schedule 3.22(i) of the Company's Disclosure Schedule has revealed any fact, occurrence or practice which could be reasonably expected to have a Material Adverse Effect on the Company.

                 (j) Organizational Conflicts of Interest. Except as described in Section Schedule 3.22(j) of the Company's Disclosure Schedule, the Company performs no activities under Current Government Contracts, and has no other relationships with any other person or entity, that could, to the Company's Knowledge, result in an "organizational conflict of interest" as defined in Subpart 9.5 of the Federal Acquisition Regulation and agency supplements thereto.

          Section 3.23   Bank Accounts.

          Schedule 3.23 of the Company's Disclosure Schedule contains a true, correct and complete list of all bank accounts maintained by the Company, including each account number and the name and address of each bank and the name of each person who has signature power with respect to each such account.

                                   ARTICLE IV

                     REPRESENTATIONS OF BUYER AND MERGER SUB

     As a material inducement to the Company and the Shareholders to enter into this Agreement, except as disclosed on the Buyer and Merger Sub's Disclosure Schedule delivered to Company and the Shareholders by the Buyer and Merger Sub concurrently herewith (each schedule of which qualifies only the representation in the correspondingly numbered Section of this Agreement, and together form a part of this Agreement), Buyer and merger Sub, jointly and severally, hereby represent and warrant to the Company and the Shareholders as provided in this
Article IV. Representations and warranties made herein are, as of the date hereof, and will be, as of the Closing Date, true, correct and complete.

     Section 4.1 Organization and Good Standing. Buyer and Merger Sub are each corporations duly organized, validly existing and in good standing under the laws of Delaware and the Commonwealth of Virginia respectively, and each of them has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as the same is now being conducted. Each of Buyer and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction except where failure to be so qualified could reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub or otherwise impair or affect the validity of this Agreement or prevent the consummation of the transactions contemplated hereby.

     Section 4.2 Corporate Authority; No Violation.

               (a) This Agreement and the consummation of all of the transactions provided for herein, including the Merger, have been duly authorized by the respective boards of directors of each of Buyer and Merger Sub and by all requisite corporate, Shareholder or other action, and each of Buyer and Merger Sub has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by each of Buyer and Merger Sub, and when executed and delivered by the Company, assuming the enforceability of such agreements upon the Company, will constitute valid and binding obligations of Buyer and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

               (b) Except as set forth on Schedule 4.2(b) of Buyer's Disclosure Schedule, the execution and delivery by Buyer and Merger Sub of this Agreement and the consummation and performance by each of them of the transactions contemplated hereby in the manner herein provided does not and will not (i) require the approval, consent or authorization of, or any filing with or notice to, any federal, state, local or other governmental agency or body or any other third party, other than (A) approvals, consents, authorizations, filings or notices of a character such that a failure to obtain, file or give them could not reasonably be expected to have a Material Adverse Effect on Buyer or otherwise impair or affect the validity of this Agreement or prevent the consummation of the transactions contemplated hereby and (B) approvals, consents, authorizations, filings or notices which have been obtained, made or given, or (ii) conflict with, or result in an uncured or unwaived breach or violation of any term or provision of, constitute a default under, or cause the acceleration of any payments pursuant to (A) the articles of incorporation or bylaws of Buyer or Merger Sub, (B) any indenture, mortgage, deed of trust, lease, note or note agreement or any other agreement or instrument to which Buyer or Merger Sub is a party or by which either of them or any of their respective assets or properties is bound, (C) any governmental license, franchise, permit or other authorization held by Buyer or Merger Sub, or (D) any law, judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or body applicable to the Buyer or Merger Sub, in each case set out in this clause (ii) the conflict, breach or violation of which could reasonably be expected to have a Material Adverse Effect on Buyer or otherwise impair or affect the validity of this Agreement or prevent the consummation of the transactions contemplated hereby.

     Section 4.3 Compliance with Laws. Buyer and Merger Sub have complied with each, and is not in violation of any law, ordinance or governmental rule or regulation to which it or its business, operations, assets or properties are subject, and has not failed to obtain or to adhere to the requirements of any license, permit or authorization necessary to the ownership of its assets and properties or to the conduct of its business, which noncompliance, violation or failure to obtain or adhere could reasonably be expected to have a Material Adverse Effect on Buyer or otherwise impair or affect the validity of this Agreement or prevent the consummation of the transactions contemplated hereby.

     Section 4.4 Litigation. Except as set forth on Schedule 4.4 of Buyer's Disclosure Schedule, there is no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority pending or, to the Buyer's or Merger Sub's actual knowledge, threatened, against Buyer or Merger Sub or their respective assets, properties or business, or the transactions contemplated by this Agreement, which, if adversely decided, could reasonably be expected to have a Material Adverse Effect on Buyer. Neither Buyer nor Merger Sub is a party to or expressly named as subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that could reasonably be expected to have a Material Adverse Effect on Buyer or otherwise impair or affect the validity of this Agreement or prevent the consummation of the transactions contemplated hereby.

     Section 4.5 Finders; Brokers. Except as set forth on Schedule 4.5 of Buyer's Disclosure Schedule, neither Buyer nor Merger Sub is a party to any agreement with any agent, broker, investment banker or other Person, or in any way obligated to any agent, broker, investment banker or other Person, for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement or any of the transactions contemplated herein, including any agent, broker, investment banker or other Person who would have a valid claim for a fee or commission from the Shareholders or the Company.

     Section 4.6 Merger Sub.

               (a) Merger Sub was formed solely for the purpose of the Merger and engaging in the transactions contemplated hereby.

               (b) As of the date hereof and the Effective Time, the capital stock of Merger Sub is and will be directly owned 100% by Buyer. There are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which Merger Sub is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Merger Sub.

               (c) As of the date hereof and the Effective Time, except for obligations or Liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby and activities, agreements or arrangements in connection with the transactions contemplated hereby, Merger Sub has not and will not have (i) incurred, directly or indirectly, any obligations or Liabilities, (ii) engaged in any business or activities of any type or kind whatsoever or (iii) entered into any agreements or arrangements with any Person.

     Section 4.7 SEC Documents and Other Reports. Buyer has filed all required documents with the SEC since February 7, 2002 (the "Buyer SEC Documents"). As of their respective dates, to the Buyer's knowledge, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Buyer included in the Buyer SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, to the extent permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

                               CERTAIN AGREEMENTS

     Section 5.1 Shareholder Notice.

     The Company shall provide notice to the Shareholders to the extent applicable of the approval of this Agreement and the Merger in accordance with all applicable provisions of the Virginia Stock Corporation Act.

     Section 5.2 Conduct of the Business. From the date hereof until the Closing Date, except as otherwise contemplated by this Agreement or disclosed in the Company's Disclosure Schedule, the Company shall conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or as set forth in Schedule 5.2 of the Company's Disclosure Schedule, from the date hereof until the Closing Date, without the prior written consent of Buyer, the Company will not:

               (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of its capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof;

               (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities or authorize or pay any dividends or other distributions on such securities;

               (c) split, combine, subdivide or reclassify any shares of its capital stock;

               (d)(i) grant any increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice, (ii) pay or agree to pay any pension, life insurance, retirement allowance or other employee benefit not required or contemplated by any of the existing Benefit Plans, as in effect on the date hereof, to any director, officer or employee, whether past or present, (iii) prepay or pay any premiums with regard to any such existing pension, life insurance, retirement allowance or other employee benefits, so that the benefits thereunder shall extend beyond the Closing Date, except in the ordinary course of business consistent with past practice, (iv) enter into any new or materially amend any existing employment agreement with any director or officer, (v) enter into any new or materially amend any existing severance agreement with any director or officer, or (vi) except as may be required to comply with applicable law or as otherwise contemplated by this Agreement, become obligated under any new Welfare Plan, Multiemployer Plan, Benefit Plan, severance plan or arrangement that was not in existence on the date hereof or amend any Welfare Plan, Multiemployer Plan, Benefit Plan, severance plan or arrangement in existence on the date hereof if the effect thereof would be to enhance benefits thereunder;

               (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

               (f) make any acquisition by means of merger, consolidation or otherwise;

               (g) adopt any amendments to its articles of incorporation or bylaws;

               (h) incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

               (i) engage in the conduct of any business other than the Business;

               (j) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Company;

               (k) except as otherwise contemplated in this Agreement, fail to maintain all authorizations and licenses materially necessary for the conduct by the Company of its respective business;

               (l) fail to maintain all insurance policies and binders shown in
Schedule 3.16 of the Company's Disclosure Schedule unless new or replacement insurance policies or binders with similar coverage are obtained;

               (m) enter into any negotiations or discussions with, regarding or relating to recognizing any collective bargaining representative for the employees of the Company or fail to promptly notify Buyer of any organizing efforts with respect to the Company's employees;

               (n) submit or file with, except as otherwise contemplated in this Agreement, or otherwise voluntarily participate as a party to any stipulation, pleading, filing or other proceeding with any regulatory authority with jurisdiction over the Company where such stipulation, pleading, filing or other proceeding could reasonably be expected to have a Material Adverse Effect on the Company or fail to notify Buyer promptly of any involuntary participation by the Company in any of the foregoing;

               (o) except in the ordinary course of business, enter into any contract, agreement, commitment or other binding arrangement that would result in a liability or financial commitment which in the aggregate exceeds $50,000;

               (p) sell, transfer or otherwise dispose of or encumber any of its properties or assets pertaining to the Business, other than (i) in the ordinary course of business or (ii) any property or asset the sale, transfer or disposal of which could not be reasonably expected to have a Material Adverse Effect on the Company;

               (q) cancel any debts owing to, or waive any claims or rights pertaining to, the Business, except in the ordinary course of business;

               (r) make any capital expenditure or commitment in excess of $50,000 pertaining to the Business, other than (i) in the ordinary course of business or (ii) pursuant to existing commitments or business plans; or

               (s) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     Section 5.3 Access to Information. Subject to applicable law, the Company shall give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during business hours to the offices, properties, books and records and officers of the Company and will instruct the officers, counsel and financial advisors of the Company to cooperate with Buyer in its investigation of the Company. In addition, with the prior consent of the Company, such consent not to be unreasonably withheld, and with the participation of the Company, the Company will use commercially reasonable efforts to provide reasonable access to the Company's employees and customers.

     Section 5.4  Efforts; Further Assurances; Permits.

          (a) Subject to the terms and conditions of this Agreement,

                  (i) each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including, preparing and making any filings required to be made under applicable law;

                  (ii) Buyer and Merger Sub shall each use its commercially reasonable efforts to cause those conditions to the obligations of the Company to consummate the transactions contemplated hereby that are set forth in Sections 6.1 and 6.2 to be satisfied as promptly as reasonably possible following the date hereof, and in any event by the Voluntary Termination Date;

                  (iii) the Company shall use its commercially reasonable efforts to cause those conditions to the obligations of the Buyer and Merger Sub to consummate the transactions contemplated hereby that are set forth in Sections 6.1 and 6.3 to be satisfied as promptly as reasonably possible following the date hereof, and in any event by the Voluntary Termination Date; and

                  (iv) each of the parties shall furnish to the other parties such necessary information and reasonable assistance as such other party may request in connection with the foregoing.

          (b) Upon Buyer's request, the Company shall use commercially reasonable efforts to assist Buyer in obtaining any permits, licenses or other authorizations necessary for Buyer's operation of the Company consistent with past practice after the Closing Date.

          (c) In the event that at any time, any order, decree or injunction shall be entered which prevents or delays the consummation of any of the transactions contemplated by this Agreement, each party shall promptly use its best efforts to cause such order, decree or injunction to be reversed, vacated or modified in order to permit such transactions to proceed as expeditiously as possible.

          (d) The Company and the Shareholders shall give prompt notice to Buyer upon obtaining knowledge of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation, warranty or covenant made by the Company and the Shareholders in
Article III and Article V that is qualified as to materiality to be untrue or incorrect in any respect, and for any representation, warranty or covenant made by the Company and the Shareholders in Article III and Article V not so qualified, untrue or incorrect in any material respect.

          (e) Buyer and Merger Sub shall give prompt notice to the Shareholder Representative upon obtaining knowledge of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty made by Buyer and Merger Sub in Article IV that is qualified as to materiality to be untrue or incorrect in any respect, and for any representation or warranty made by the Buyer and Merger Sub in Article IV not so qualified, untrue or incorrect in any material respect.

     Section 5.5  No Solicitation.

     Neither the Company, the Shareholders, nor any agent, officer, director or any representative thereof, shall, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly, (a) solicit, encourage or initiate the submission of proposals or offers from any person or entity for, (b) participate in any discussions pertaining to, or (c) furnish any information to any person or entity, other than Buyer and Merger Sub, relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination involving the Company. If the Company or any of the Shareholders receives any unsolicited offer or proposal relating to any of the above, the Company or the Shareholders shall immediately notify Buyer and Merger Sub thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

     Section 5.6 Books and Records. Buyer shall cause the Surviving Corporation to agree, for the benefit of the Shareholders, to retain for a period of three
(3) years after the Closing Date or such longer period as may be required by law or prudent business practices, any and all Books and Records (hard copy, electronic or otherwise) related to the Company for all periods through the Closing Date or related to the transactions contemplated hereby. Notwithstanding the foregoing, either Buyer or the Surviving Corporation may notify the Shareholder Representative of its desire to discontinue retention of specified documents or other materials in accordance with applicable record retention requirements during such period upon thirty (30) days' prior written notice. The Shareholder Representative may, by written notice delivered to Buyer within 30 days of the date of the aforesaid notice, elect to assume custody thereof. In the absence of such notice from the Shareholder Representative, the Buyer or the Surviving Corporation, as the case may be, may destroy the documents or other materials referenced in its original notice to the Shareholder Representative. In the event the Shareholders need access to such Books and Records for purposes of verifying any representations and warranties contained in this Agreement, responding to inquiries or audits from Governmental Entities, indemnifying, defending and holding harmless Buyer or Merger Sub in accordance with applicable provisions of this Agreement, or any other legitimate business purpose, Buyer and Merger Sub shall allow the Shareholder Representative and his or her advisors access to such Books and Records upon reasonable notice during regular business hours for the sole purpose of obtaining information for use as aforesaid and will permit such persons to make such extracts and copies thereof as may be necessary or convenient and, if required for such purpose, to have access to and possession of original documents.

     Section 5.7 Governmental Regulatory Approvals and Required Consents. Buyer and the Company have filed or will file the required applications and notices with the appropriate

Governmental Entities as are necessary for consummation of the transactions contemplated by this Agreement (the "Regulatory Approvals") and shall take all other actions as may be necessary to obtain Required Consents. Each party agrees to use its best efforts to obtain the Regulatory Approvals and Required Consents and the parties agree to cooperate fully with each other and with all Governmental Entities and other Persons to obtain the Regulatory Approvals and Required Consents at the earliest practicable date. Buyer shall pay any applicable filing fee required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Section 5.8  Employee Relations and Benefits.

          (a) Employees of the Company immediately before the Effective Time shall become employees of the Surviving Corporation at the Effective Time ("Transferred Employees"). Each plan, program, policy, and arrangement covering employees of the Surviving Corporation shall credit each Transferred Employee's length of service with the Company for purposes of determining eligibility to participate and vesting (but not for benefits accrual). To the extent any Transferred Employee has satisfied any deductible or co-payments under a Benefit Plan for the current plan year, such Transferred Employee shall be credited for such payment under the employee benefit plan, program, policy, or arrangement of Buyer or the Surviving Corporation, if any, that most closely resembles the Benefit Plan under which the deductible or co-payment was paid.

          (b) Buyer shall ensure that the Surviving Corporation shall recognize vested but unused paid vacation accrued by a Transferred Employee as of the Effective Time in accordance with the Company's current policies. Prior to the Effective Time, the Company shall confirm in writing to Buyer the amount of accrued and unpaid days of vacation applicable to such Transferred Employee.

          (c) Buyer, Merger Sub, and the Company do not intend this Agreement to create any rights or interests, except as among Buyer, Merger Sub, and the Company, and no present, former or future employee of Buyer, Merger Sub, or the Company shall be treated as a third party beneficiary by, in or under this Agreement or any related document.

     Section 5.9 Public Announcements. The parties hereto agree that press releases and other public communications of any sort relating to this Agreement or the transactions contemplated hereby are subject to the approval of all the parties hereto, such approval not to be unreasonably withheld or delayed.

     Section 5.10 Certain Additional Covenants

          (a) Buyer shall cause the Business of the Surviving Corporation to be operated as a separately reporting business unit until December 31, 2004. Buyer agrees that from and after the Closing Date until December 31, 2004, Buyer shall cause the Surviving Corporation's Business to maintain a financial reporting system that will be sufficient to permit a firm of independent accountants to determine the Business' EBITDA, and consequently, the amount of the Earnout Payments for 2003 and 2004, if any, pursuant to Section 2.11. If after the Closing Date until December 31, 2004, any contracts of the Surviving Corporation's Business are transferred, assigned, or otherwise allocated or attributed, for financial reporting purposes, to

Buyer or any of its other subsidiaries (other than the Company), then equitable and reasonable adjustments will be made in calculating the Business' EBITDA, and consequently, the amount of Earnout Payments, if any, to eliminate the effect of any transfer, assignment, allocation or attribution, and no such transfer, assignment, allocation or attribution shall be made unless the financial reporting system referred to in the immediately preceding sentence is capable of tracking the performance of distinct contracts in a manner that will permit such determination of the Business' EBITDA, and consequently, of the amount of the Earnout Payments payable pursuant to the terms of this Agreement. If after the Closing Date until December 31, 2004, any contracts of the Buyer or its subsidiaries (other than the Company) are transferred, assigned, or otherwise allocated or attributed, for financial reporting purposes, to the Surviving Corporation's Business, then equitable and reasonable adjustments shall be made in calculating the Business' EBITDA, and consequently, the amount of the Earnout Payments, if any, to eliminate the effect of any transfer, assignment, allocation or attribution and no such transfer, assignment, allocation or attribution shall be made unless the financial reporting system referred to in the immediately preceding sentence is capable of tracking the performance of distinct contracts in a manner that will permit such determination of the Business' EBITDA, and consequently, of the amount of Earnout Payments pursuant to the terms of this Agreement. All actions taken by Buyer during the period covered by this Section 5.11(a) shall be in good faith and not for the purpose of reducing the amount of Earnout Payments pursuant to the terms of this Agreement.

          (b) Notwithstanding anything herein to the contrary, after the Effective Time and continuing through December 31, 2004, the Surviving Corporation, at the discretion of the Shareholder Representative, shall be permitted to initially continue, in accordance with the Company's past practices, (i) its employee vacation policy, (ii) its employee Bonus Plan and
(iii) profit sharing distributions pursuant to its Profit Sharing Plan, with the understanding that each of the foregoing benefits may be revised in the future, on a mutually agreeable basis, with the understanding that there will be no adverse effect to the employees' compensation on an overall basis. Notwithstanding anything herein to the contrary, after the Effective Time and continuing through December 31, 2004, the Surviving Corporation shall be permitted to continue its overtime pay policy for direct billable employees.

          (c) The Merger Parties agree to use their best efforts to work together to limit any adverse effects of allocations of overhead and general and administrative expenses with respect to the Surviving Corporation's competitive position.

          (d) The Bonus Retention Escrow Amount shall be held in the Bonus Retention Escrow Account in order to compensate certain employees of the Company who continue their employment with the Surviving Corporation for a certain period of time after the Closing Date in accordance with certain retention agreements by and between such employees and the Company ("Retention Agreements"). Buyer agrees to cause the Surviving Corporation to comply with the terms of the Retention Agreements entered into by such employees to effect proper distributions from the Retention Bonus Escrow Account.

          (e) Bonus Retention Escrow Period; Final Distribution From the Bonus Retention Escrow Account. The Bonus Retention Escrow Account shall be in existence just prior to the Effective Time and shall terminate at 5:00 p.m., Washington, D.C. time, on the fifth (5/th/) day following the Bonus Retention Escrow Termination Date. Immediately prior to the Effective Time, the Company shall deposit into the Bonus Retention Escrow Account the Bonus Retention Escrow Amount. The Bonus Retention Escrow Agent shall be instructed to distribute the Bonus Retention Escrow Amount, plus any interest or other income earned thereon, if any, on or before the Bonus Retention Escrow Termination Date by the Shareholder Representative in accordance with the terms of the Retention Agreements. The parties agree that in the event the Bonus Retention Escrow Amount earns any income while in the Bonus Retention Escrow Account, it shall belong to the Surviving Corporation and shall be treated for accounting and tax purposes as the income of the Surviving Corporation and not the Company or the Shareholders.

                                   ARTICLE VI

                                   CONDITIONS

     Section 6.1 Conditions Precedent to Obligations of Buyer, Merger Sub and the Company. The respective obligations of Buyer, Merger Sub and the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) No Injunction or Other Governmental Action. (i) No preliminary or permanent injunction or other order issued by any court of competent jurisdiction or by any governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity after the date of this Agreement which prohibits the consummation of the transactions contemplated hereby shall be in effect; and (ii) no Governmental Entity or body shall have instituted any suit, action, or legal or administrative proceeding to restrain, enjoin or otherwise question the validity or legality of the transactions contemplated by this Agreement and no order or decree so restraining or enjoining such transactions shall be in effect.

          (b) Statutory Requirements, Regulatory Approvals. All Regulatory Approvals and all other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Entities necessary to effect the transactions contemplated by this Agreement shall have occurred, been filed or been obtained; and all other Required Consents shall have been obtained and shall be in full force and effect.

     Section 6.2 Conditions Precedent to Obligation of the Company. The obligation of the Company to consummate the transactions provided for in this Agreement is subject to fulfillment of each of the following conditions:

          (a) Accuracy of Buyer's and Merger Sub's Representations and Warranties; Covenants of Buyer. The representations and warranties of Buyer and Merger Sub contained in this Agreement (except as affected by the transactions contemplated in this Agreement) that are qualified as to materiality shall be true and correct and the representations and warranties of Buyer and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement (except to the extent cured prior to the Closing Date) and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are given as of a particular date and relate solely to a particular date or period. Buyer shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to Closing.

          (b) Payment of the Closing Merger Consideration. Buyer shall have paid, or caused to be paid, the Closing Merger Consideration as set forth herein.

     Section 6.3 Conditions Precedent to Obligation of Buyer and Merger Sub. The obligation of Buyer and Merger Sub to consummate the transactions provided for in this Agreement is subject to fulfillment of each of the following conditions:

          (a) Corporate Action by the Company. The Merger and this Agreement shall be unanimously approved by the Shareholders and board of directors of the Company. All other corporate action necessary on the part of the Company to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby shall have been duly and validly taken.

          (b) Accuracy of Representations and Warranties of the Company and Shareholders; Covenants of the Company and Shareholders. The representations and warranties of the Company and the Shareholders contained in this Agreement (except as affected by the transactions contemplated in this Agreement) that are qualified as to materiality shall be true and correct and the representations and warranties of Company and the Shareholders set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement (except to the extent cured prior to the Closing Date) and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are given as of a particular date and relate solely to a particular date or period. Company and the Shareholders shall have complied in all material respects with all covenants contained in this Agreement to be performed by them prior to Closing.

          (c) Lien Release and Debt Pay-off. Company shall deliver to Buyer and Merger Sub sufficient written evidence to support proof of debt pay-off and agreements from any lien holder(s) to use best efforts to promptly release all liens.

          (d) Section 338(h)(10) Election. Each of the Shareholders shall have delivered to Buyer at Closing a separate, executed IRS Form 8023 (or any successor form(s) thereto).

                                  Article VII

                       INDEMNIFICATION AND ESCROW ACCOUNTS

     Section 7.1 Indemnification by the Shareholders. Subject to Section 7.3, the Shareholders, on a pro rata basis, shall indemnify, defend and hold Buyer, Merger Sub and Buyer's Affiliates harmless from and against any and all Liabilities, losses, damages (excluding, however, any claims for diminution in value where such base claim is initially unrelated to the multiple of the amount of any actual damages and subsequently claimed as a diminution in value based on the multiple of the amount of any actual damages), costs and expenses (collectively, "Losses") asserted against, imposed on, or incurred or suffered by Buyer, Merger Sub, the Company or the Surviving Corporation as a result of (a) the inaccuracy of any representation or the breach of any warranty set forth in Article III, any Exhibit or Schedule thereto or in any agreement or certificate executed and delivered by the Company or any Shareholder pursuant to this Agreement; or (b) the non-fulfillment of any unwaived covenant or agreement on the part of the Company or any Shareholder set forth in this Agreement or in any agreement or certificate executed and delivered pursuant to this Agreement.

     Section 7.2 Indemnification by Buyer and Merger Sub. Subject to Section 7.3, Buyer and Merger Sub shall, jointly and severally, indemnify, defend and hold the Shareholders harmless from and against any and all Losses asserted against, imposed on, or incurred or suffered by the Shareholders as a result of
(a) the inaccuracy of any representation or the breach of any warranty set forth in Article IV or in any agreement or certificate executed and delivered by Buyer or Merger Sub pursuant to this Agreement; or (b) the non-fulfillment of any material unwaived covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement or in any agreement or certificate executed and delivered pursuant to this Agreement.

     Section 7.3 Survival of Representations and Warranties; Limitations on Indemnification.

          (a) Survival. The representations and warranties in this Agreement and the indemnification provisions in this Agreement with respect thereto shall survive the Closing for a period of fifteen (15) months following the Closing Date, at which time they shall terminate and no claim shall thereafter be brought in respect of them; provided, however, that such termination shall not affect any claim for breach of any representation or warranty if written notice thereof, in reasonable detail, has been given to the breaching party prior to such termination date (in such case, the survival period for the representation and warranty shall continue until the claim is fully resolved). The covenants of the parties set forth in this Agreement to be performed after the Closing shall survive until performed.

          (b) Limitation on Indemnification. Notwithstanding anything else in this Agreement to the contrary, (i) none of Buyer, Merger Sub nor any of Buyer's Affiliates shall make any claim against the Indemnification Escrow Account for any Losses described in Section 7.1 until the Buyer, Merger Sub or Buyer's Affiliates have suffered, incurred, sustained or become subject to such Losses in excess of Two Hundred and Fifty Thousand Dollars ($250,000) (the "Deductible Amount"); (ii) if such Deductible Amount is exceeded, the Shareholders shall be required to pay to the indemnified parties, solely from the Indemnification Escrow Account, only the amount by which the aggregate of such Losses exceeds the Deductible Amount and (iii) the obligation and liability for any and all Indemnified Losses and any other indemnification set forth in this Agreement, on the one hand by Buyer and Merger Sub, on the other hand the Shareholders and Company, shall in neither event exceed ten percent (10%) of the Initial Purchase Price.

          (c) Insurance Proceeds. The amount payable by an indemnifying party to an indemnified party with respect to a Loss pursuant to the terms of this Agreement shall be reduced by the amount of any insurance proceeds received by the indemnified party with respect to such Loss.

     Section 7.4    Escrow Accounts.

          (a) Deposit of Funds into Escrow Accounts. As security for the indemnity provided for in Section 7.1, at the Effective Time, Buyer shall deposit into the Indemnification Escrow Account, on behalf of the Shareholders, the Indemnification Escrow Amount, as contemplated by Section 2.7(e)(i). The parties agree that in the event the Indemnification Escrow Amount earns any income while in the Indemnification Escrow Account, it shall belong to the Shareholders and shall be treated for accounting and tax purposes as the income of the Shareholders and not Buyer or Merger Sub.

          (b) Indemnification Escrow Period; Final Distribution From the Indemnification Escrow Account. Subject to the following requirements, the Indemnification Escrow Account shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Washington, D.C. time, on the fifth (5/th/) day following the Indemnification Escrow Termination Date; provided that the Indemnification Escrow Account shall not terminate on such date with respect to such remaining portion of the Indemnification Escrow Amount (or some portion thereof) that in the reasonable judgment of Buyer, subject to the objection of the Shareholder Representative and the subsequent arbitration of the matter in the manner provided in Section 7.5, is necessary to satisfy (i) any then pending unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent by Buyer prior to the Indemnification Escrow Termination Date, and (ii) any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent by Buyer prior to the Indemnification Escrow Termination Date with respect to facts and circumstances existing prior to the Indemnification Escrow Termination Date. The Escrow Agent shall be instructed to promptly distribute any portion of the Indemnification Escrow Amount, plus interest or other income earned thereon, if any, that is not then in dispute, first using the cash funds of Indemnification Escrow Account, then using the stock funds of the Indemnification Escrow Account. As soon as all such claims have been resolved, the Escrow Agent shall distribute funds from the Indemnification Escrow Account sufficient to satisfy the expenses of the Shareholder Representative in connection with the Indemnification Escrow Account and shall thereafter deliver to the Shareholders ratably in accordance with their ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time the remaining portion of the Indemnification Escrow Account, plus interest or other income earned thereon, if any, not required to satisfy such claims and expenses.

     Section 7.5 Method of Asserting Claims. All claims for indemnification by a party entitled to be indemnified hereunder shall be asserted and resolved as follows:

          (a) Claims Upon Indemnification Escrow Account. Upon receipt by the Escrow Agent at any time on or before the last day of the Indemnification Escrow Period of a certificate signed by any officer of Buyer (an "Officer's Certificate"): (i) stating that Buyer has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentations, breach of warranty or covenant to which such items is related, the Escrow Agent shall, subject to the provisions of Section 7.5(b), be directed to distribute to Buyer from the Indemnification Escrow Account as promptly as practicable, funds in an amount equal to such Losses.

          (b) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered by Buyer to the Shareholder Representative and for a period of thirty
(30) days after such delivery, the Escrow Agent shall make no distribution to Buyer of any funds contained in the Indemnification Escrow Account pursuant to
Section 7.5(a) unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such distribution. After the expiration of such thirty (30) day period, the Escrow Agent shall be directed to distribute funds from the Indemnification Escrow Account in accordance with
Section 7.5(a), provided that no such payment or delivery may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

          (c) Resolution of Conflicts; Arbitration.

               (i) In case the Shareholder Representative shall so object in writing to any claim or claims made in any Officer's Certificate, the Shareholder Representative and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties, and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the Indemnification Escrow Account in accordance with the terms thereof.

               (ii) With respect to claims that the parties agree are accounting or bookkeeping based claims, if an agreement cannot be reached after good faith negotiation, either Shareholder Representative or Buyer may refer the dispute to a neutral mutually acceptable independent accounting firm of national reputation with which no party hereto has had a preexisting relationship for resolution (the "Indemnification Referee"). The decision of such issues by the Indemnification Referee shall be final and binding on all Merger Parties. The Merger Parties shall submit their positions on the dispute to the Indemnification Referee within thirty (30) days after referral, and shall direct the Indemnification Referee to decide the dispute within fifteen (15) days after submission to it. The Indemnification Referee shall also decide the allocation of fees and expenses of the Indemnification Referee between the Merger Parties with any amounts due from the Shareholders being paid from the Indemnification Escrow Funds. Buyer and the

                      Shareholder Representative shall direct the
                      Indemnification Referee to promptly provide invoices of all such fees and expenses directly to the Shareholder Representative, the Escrow Agent and Buyer. In the event the Shareholders are required to pay any fees and expenses for the Indemnification Referee, as soon as possible following Escrow Agent's receipt of the Indemnification Referee's invoice, Escrow Agent shall be instructed to distribute the portion of the invoice amount to be paid by the Shareholders from the funds on deposit in the Indemnification Escrow Account in accordance with the wire transfer instructions set forth in such invoice. The Escrow Agent shall have no responsibility to verify the accuracy of any information contained in such invoice, nor shall the Escrow Agent incur any liability for acting in accordance with such invoice. Any other costs incurred by either party including, but not limited to, experts, attorneys or financial advisors shall be at the sole cost of the party incurring such cost regardless of the determination.

               (iii) With respect to claims not based on accounting or bookkeeping matters, if no such agreement can be reached after good faith negotiation, either Buyer or the Shareholder Representative may request that the other party consent to arbitration of the matter unless the amount of the damage or loss at issue is in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Buyer and the Shareholder Representative. In the event that within forty-five (45) days after submission of any dispute to arbitration, Buyer and the Shareholder Representative cannot mutually agree on one arbitrator, Buyer and the Shareholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a court of competent law or equity, should the arbitrator or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.5(a) or (b), the Buyer and Shareholder Representative shall direct the Escrow Agent to act in accordance with such decision and make or withhold payments out of the Indemnification Escrow Account in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

                    (iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in Fairfax, Virginia under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

             (d) Third-Party Claims. In the event that any claim for which an indemnifying party would be liable to an indemnified party hereunder is asserted against an indemnified party by a third party, the indemnified party shall notify the indemnifying party of such claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim). Within fifteen (15) days after receipt of a claim notice, the indemnifying party may assume the defense of such claim; provided, however, that (a) the indemnifying party shall retain counsel of its choice reasonably acceptable to the indemnified party; and (b) the indemnifying party shall not, without the prior written consent of the indemnified party (which shall not be unreasonably withheld), enter into any settlement of a claim, consent to the entry of any judgment with respect to a claim or cease to defend a claim, if pursuant to or as a result of such settlement, consent or cessation, injunctive or other equitable relief shall be imposed against the indemnified party or if such settlement does not expressly and unconditionally release the indemnified party from all liabilities with respect to such claim, with prejudice. The indemnified party may participate in the defense of such claim with counsel of its choice; provided, however, that the fees and expenses of the indemnified party's counsel shall be paid by the indemnified party unless (i) the indemnifying party has failed to assume the defense and employ counsel as provided herein; or (ii) a claim shall have been brought or asserted against the indemnifying party as well as the indemnified party, and the indemnified party shall have been advised in writing by outside counsel that there may be one or more factual or legal defenses available to it that are in conflict with those available to the indemnifying party, in which case such counsel shall be at the expense of the indemnifying party only to the extent that indemnifying party would otherwise be required to pay for such counsel by reason of Section 7.1 hereof. If the indemnifying party does not assume the defense of such claim, the indemnified party may defend against the same in any manner that it reasonably deems appropriate. In the event that the Shareholder Representative, on behalf of the Shareholders as the indemnifying party, has consented to any such settlement, the Shareholder Representative, on behalf of the Shareholders shall have no power or authority to object under any provision of this Article to the amount of any claim by Buyer against the Indemnification Escrow Account with respect to such settlement.

         Section 7.6 Exclusive Remedy. Except as set forth in Section 10.10, the foregoing indemnification provisions in this Article VII shall be the exclusive remedy of the Buyer and Merger Sub against the Shareholders and by the Shareholders against the Buyer or the Merger Sub for Losses hereunder, provided that nothing contained in this Agreement shall relieve or limit the liability of any party or any officer or director of such party from any liability arising out of or resulting from actual fraud, intentional misrepresentation or active concealment in connection with the transactions contemplated by this Agreement or in connection with the delivery of any of the documents referred to herein. If the Shareholders are required to indemnify Buyer, Merger Sub or Buyer's Affiliates for any Losses hereunder, such payments shall be made solely from the Indemnification Escrow Account.

                                  ARTICLE VIII

                                   TAX MATTERS

         Section 8.1   Tax Returns.

                  (a) Tax Periods Ending On or Before the Closing Date. Buyer and the Surviving Corporation shall prepare or cause to be prepared, using the accounting and tax preparation services of Aronson & Company, and shall duly and timely file or cause to be filed all Tax Returns for the Company for taxable periods ending on or before the Closing Date which are filed after the Closing Date. Buyer and the Surviving Corporation shall permit the Shareholder Representative and his or her advisors to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Shareholder Representative. The Shareholder Representative shall direct the Escrow Agent to pay to the Surviving Corporation from funds comprising the Escrow Amount an amount equal to the portion of Company Taxes reported on such Tax Returns that relate to the portion of such taxable period ending on or before the Closing Date that were not paid before the Closing Date or that were not reserved for on the Closing Date Balance Sheet in a manner consistent with past practice of the Company, except to the extent that such Taxes are allowable and recoverable costs for inclusion in the costs of agreements with Governmental Entities.

                  (b) Tax Periods Beginning Before and Ending After the Closing Date. Buyer and the Surviving Corporation shall file or cause to be filed any Tax Returns of the Company for tax periods that begin before the Closing Date and end after the Closing Date and pay all Taxes owed by the Company for such periods, including all payroll taxes relating to distributions of the Bonus Retention Escrow Amount. Contemporaneously with any distributions from the Bonus Retention Escrow Amount, the Shareholder Representative shall direct the Bonus Retention Escrow Agent to distribute to the Surviving Corporation an amount necessary for the Surviving Corporation to pay all required payroll or other withholding taxes relating to such distribution from the Bonus Retention Escrow Agreement. The Shareholder

   Representative shall direct the Escrow Agent to pay to the Surviving Corporation from funds comprising the Escrow Amount within fifteen (15) days after the date on which such Taxes are paid with respect to such periods an amount equal to the portion of such Taxes that relate to the portion of such taxable period ending on the Closing Date that were not paid before the Closing Date or that were not reserved for on the Closing Date Balance Sheet in a manner consistent with past practice of the Company, except to the extent that such Taxes are allowable and recoverable costs for inclusion in the costs of agreements with Governmental Entities. For purposes of this
   Section 8.1(b), in the case of any Taxes that are payable by the Company for a taxable period that ends after the Closing Date, the portion of such Tax payable by the Company which relates to the portion of such taxable period ending on the day before the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the day before the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be equal to the amount which would be payable by the Company if the relevant taxable period ended on the day before the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company (taking into account (i) the Tax status of the Company for such period, including its Subchapter S corporation status for federal income Tax purposes and any similar status for other Tax purposes, and (ii) Taxes that are allowable costs and recoverable for inclusion in the costs of agreements with Governmental Entities).

         Section 8.2   Certain Contest Rights.

                 (a) Promptly after receipt by Buyer, the Company or any Shareholder of a written notice of any demand, claim or circumstance that, either at such time or after the lapse of time, might give rise to an adjustment or audit of any Tax Return of the Company for periods (i) ending on or prior to the Closing Date, or (ii) beginning before and ending after the Closing Date, the party receiving such notice shall notify the other parties hereunder (the "Tax Claim Notice"). The Tax Claim Notice shall contain factual information (to the extent known to the party receiving the inquiry or notice from the taxing authority) describing such demand, claim or circumstance, including any asserted tax liability (an "Asserted Tax Claim") in reasonable detail and shall include copies of any notice or other document received in respect of any such Asserted Tax Claim.

                 (b) Each Shareholder, if such Shareholder desires to contest any such Asserted Tax Claim, shall through counsel of such Shareholder's own choosing and at their own expense, compromise or contest, either administratively or in the courts, any such Asserted Tax Claim. Any settlement of an Asserted Tax Claim of the Company shall be entered into only upon the written agreement of Buyer. In such event, Buyer and the Surviving Corporation shall promptly empower and shall cause the Company to empower (by power of attorney and such other documentation as may be appropriate) such representative of each such Shareholder as they may designate to represent Buyer, or the Surviving Corporation in any audit, claim or refund or administrative or judicial proceeding insofar as such audit, claim for refund or proceeding involves an Asserted Tax Claim. If Buyer withholds its consent to any proposed settlement to any Asserted Tax Claim (a "Proposed Settlement"), then each such Shareholder's liability with respect to the subject matter of the Proposed Settlement shall be limited to the amount that such liability would have been if the Proposed Settlement had been accepted and the Buyer shall be responsible for all expenses incurred thereafter in connection with the contest of such tax audit or proceeding except to the extent that the final settlement imposes less liability on such Shareholder than the Proposed Settlement would have imposed (taking into account such Shareholder's share of such expenses).

         Section 8.3 Cooperation and Exchange of Information. Each party hereto will provide each other with such cooperation and information as any of them may reasonably request of the other in filing any Tax Return of the Company, amended return or claim for refund, determining a liability for Taxes of the Company or a right to a refund of Taxes of the Company or in conducting any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns of the Company or portions thereof, together with accompanying schedules and related work papers and documents that are reasonably relevant to rulings or other determinations by taxing authorities. Each party shall make its representatives available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Buyer and the Surviving Corporation shall give the Shareholder Representative reasonable written notice prior to transferring, destroying or discarding any Books and Records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before or on the Closing Date and, if the Shareholder Representative so requests, Buyer and the Surviving Corporation shall allow the Shareholder Representative to take possession of such Books and Records.

         Section 8.4   Refunds.

                 (a) In the event that Buyer or the Company receives a refund or credit of Tax of the Company for which the Shareholders made a payment (or a payment was made by the Escrow Agent on behalf of the Shareholders) pursuant to Section 8.2 of this Agreement or any other provision of this Agreement, then the Buyer or the Company, as the case may be, shall promptly pay to the Indemnification Escrow Account, if such account still exists, or otherwise to the Shareholders, the amount of such refund (including any accrued interest paid in respect of such refunded Tax) or credit to the extent the refund or credit represents payments made by or for the Shareholders with respect to events occurring prior to the Closing Date. Each Shareholder shall, as a condition to receiving any such refund or credit, agree jointly and severally with all other Shareholders receiving the refund or credit, in the event that any refund or credit of Taxes for which a payment has been made to the Shareholders pursuant to this Section 8.4(a) is subsequently reduced or disallowed, to indemnify and hold harmless the payor for any Tax liability assessed against such payor by reason of the reduction or disallowance.

                 (b) In the event that the Shareholders receive a refund or credit of Tax of the Company for which the Buyer or the Company made a payment pursuant to Section 8.2 or any other provision of this Agreement, then the Shareholders shall promptly pay to the Buyer or the Company, as the case may be, the amount of such refund (including any accrued interest paid in respect of such refunded Tax) or credit to the extent the refund or credit represents payments made by or for the Buyer or the Surviving Corporation with respect to events occurring after the Closing Date. Each of Buyer and the Surviving Corporation shall agree jointly and severally that, as a condition to receiving any such refund or credit, in the event that any refund or credit of Taxes for which a payment has been made to Buyer or the Surviving Corporation pursuant to this Section 8.4(a) is subsequently reduced or disallowed, to indemnify and hold harmless the payor for any Tax liability assessed against such payor by reason of the reduction or disallowance.

         Section 8.5 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains Tax triggered by the sale of Company Common Stock and any similar Tax imposed in any states or subdivisions), shall be paid one-half by Buyer and one-half by the Escrow Agent from the Indemnification Escrow Account when due, and the party required by applicable law will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the other parties will, and will cause their affiliates to, join in the execution of any such Tax Returns and other documentation. The expense of such filings shall be paid one-half by Buyer and one-half by the Escrow Agent from the Indemnification Escrow Account.

                                   ARTICLE IX

                            TERMINATION OF AGREEMENT;
                    PAYMENT OF EXPENSES; WAIVER OF CONDITIONS

         Section 9.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time (such date of termination being the "Termination Date") before the Closing Date as follows, and in no other manner:

                 (a) Mutual Consent. By mutual written consent of Buyer and the Company; or

                 (b) Either Party. By either Buyer or the Company if (i) the Closing shall not have occurred on or prior to the Voluntary Termination Date; (ii) there shall be a final nonappealable order of a federal or state court of competent jurisdiction in effect preventing the consummation of the transactions contemplated hereby, (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the parties by any Governmental Entities that would make the Merger illegal,
   (iv) there shall have occurred after the date hereof any event that makes it impossible to satisfy a condition precedent to the party's obligations to consummate the transactions contemplated by this Agreement, unless the occurrence of such event is due to the failure of the party to perform or comply with any of the agreements, covenants, or conditions hereof to be performed or complied with by such party prior to the Closing, or (v) if either the Company, on the one hand, or the Buyer or Merger Sub, on the other hand, respectively, becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors' arrangement, composition or comparable proceeding, or such proceeding is instituted against such other party (and not dismissed within sixty (60) days).

     Section 9.2 Payment of Expenses. In the event that this Agreement shall be terminated pursuant to this Article IX, (a) all obligations of the parties hereto under this Agreement shall terminate and there shall be no ongoing liability of any party to any other party hereto and (b) each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, its auditors and its actuaries. No termination of this Agreement shall in any manner affect or alter the liability of any party hereto for any breach of its obligations hereunder prior to the Termination Date.

                                    ARTICLE X

                                  MISCELLANEOUS

     Section 10.1 Amendments. Subject to applicable law, this Agreement and any Exhibit or Schedule attached hereto may be amended at any time prior to the Closing Date by an instrument in writing duly signed by or on behalf of each of the parties hereto.

     Section 10.2 Governing Law; Submission to Jurisdiction. This agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Each party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Eastern District of Virginia and of any Virginia state court for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court, any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and any right to which it may be entitled on account of its place of residence or domicile.

     Section 10.3 Notices. All written instructions, waivers, notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of receipt if served personally, (ii) on the next Business Day if served by confirmed facsimile or other similar communication, (iii) on the first Business Day after sending if sent for guaranteed next day delivery by Federal Express or other nationally recognized next-day courier service or (iv) on the tenth Business Day after mailing if mailed to the party or parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, and properly addressed as follows:

         If to Buyer or Merger Sub:

                              ManTech International Corporation
                              12015 Lee Jackson Highway
                              Fairfax, VA 22033-3300
                              Attention: John A. Moore, Jr.
                              Email: john.moore@mantech.com
                              Facsimile: 703-218-8296

                  With a copy, in the case of Buyer, Merger Sub or the Surviving Corporation, to:

                              ManTech International Corporation
                              12015 Lee Jackson Highway
                              Fairfax, VA 22033-3300
                              Attention: Office of General Counsel
                              Email: jeff.brown@mantech.com
                              Facsimile: 703-218-8398

                  If to the Shareholders or the Shareholder Representative:

                              Integrated Data Systems Corporation
                              14280 Park Meadow Drive, Suite 400
                              Chantilly, VA 20151
                              Phone (703) 803-9115
                              FAX (703) 803-7133
                              Attention: Robert A. Coleman

                  If to the Company:

                              Integrated Data Systems Corporation
                              14280 Park Meadow Drive, Suite 400
                              Chantilly, VA 20151
                              Phone (703) 803-9115
                              FAX (703) 803-7133
                              Attention: Robert A. Coleman

                  With a copy, in the case of the Company, the Shareholders or the Shareholder Representative, to:

                              Wallace E. Christner, Esq.
                              Venable, Baetjer and Howard, LLP
                              1201 New York Avenue, NW
                              Suite 1000
                              Washington, DC 20005
                              202-962-4988 office
                              202-962-8300 facsimile
                              wechristner@venable.com

     Any party may change its address for purposes of this Section by giving the other parties hereto notice of the new address in the manner set forth above.

     Section 10.4 Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that no consent from any other party hereto shall be required in the event Buyer, Merger Sub and/or the Surviving Corporation collaterally assigns its/their right, title and interest in and to this Agreement to its/their lender(s) under the current business loan and security agreement, as such agreement may be further amended, modified or replaced from time to time, and all parties hereto agree to execute and deliver such documents, instruments and agreements as such lender(s) may reasonably require in connection therewith. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company, Buyer, Merger Sub and/or the Surviving Corporation.

     Section 10.5 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, including the Company's Disclosure Schedule and Buyer's Disclosure Schedule, that certain confidentiality agreement entered into by or on behalf of Buyer and the Company, through its agent, in respect of the transactions contemplated hereby, dated as of August 14, 2002, and other documents delivered pursuant hereto, referred to herein or executed and delivered in connection with the transactions contemplated hereby contain the entire agreement among the parties with respect to the transactions contemplated herein and supersede all previous negotiations, commitments and writings.

     Section 10.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     Section 10.7 Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original. Copies of executed counterparts transmitted by telecopy, facsimile or other electronic transmission service shall be considered original executed counterparts, provided receipt of copies of such counterparts is confirmed.

     Section 10.8 Waiver. No delay or omission to exercise any right, power or remedy accruing to Buyer, Merger Sub or the Company upon any breach or default of Buyer, Merger Sub or the Company under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

     Section 10.9 Headings. The Table of Contents and the Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     Section 10.10 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy. Accordingly, the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

     Section 10.11 The Shareholders and the Shareholder Representative. Any provision in this Agreement that grants rights or remedies to the Shareholders shall be deemed to be for the joint and several benefit of the Shareholders, unless otherwise specifically provided. Notwithstanding the foregoing, Buyer, Merger Sub and the Surviving Corporation shall be entitled to conclusively rely as to any obligation they may have hereunder to the Shareholders upon any written instruction, waiver, notice, request, demand or other communication delivered by or on behalf of the Shareholders by the Shareholder Representative.

                                 -End of Page--
                      [Signatures appear on following page]

         IN WITNESS WHEREOF, the parties have each caused this Merger Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                BUYER:


                                MANTECH INTERNATIONAL CORPORATION


                                By:      /s/ George J. Pedersen
                                   ------------------------------------
                                Name:    George J. Pedersen
                                Title:   Chairman of the Board, Chief Executive
                                         Officer and President

                                MERGER SUB:


                                ManTech Kappa Corporation

                                By:      /s/ George J. Pedersen
                                   ------------------------------------
                                Name:    George J. Pedersen
                                Title:   Chairman of the Board, Chief Executive
                                         Officer and President

                                COMPANY:


                                Integrated Data Systems Corporation


                                By:      /s/ Robert A. Coleman
                                    -----------------------------------
                                Name:    Robert A. Coleman
                                Title:   President



                                Shareholders:


                                By:      /s/ Robert A. Coleman
                                    -----------------------------------
                                Name:    Robert A. Coleman



                                By:      /s/ Joseph R. Fox
                                    -----------------------------------
                                Name:    Joseph R. Fox

                                            By:      /s/ Michael D. Kushin
                                                --------------------------------
                                            Name:    Michael D. Kushin



                                            By:      /s/ Christopher D. Coleman
                                                --------------------------------
                                            Name:    Christopher D. Coleman



                                            By:      /s/ Miriam E. Moore
                                                --------------------------------
                                            Name:    Miriam E. Moore



                                            By:      /s/ Robert F. Watts
                                                --------------------------------
                                            Name:    Robert F. Watts



                                            By:      /s/ Bryan M. Martin
                                                --------------------------------
                                            Name:    Bryan M. Martin